UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MSC INDUSTRIAL DIRECT CO., INC.

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75 Maxess Road
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of MSC Industrial Direct Co., Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of MSC Industrial Direct Co., Inc., a New York corporation, will be held on January 17, 2013 at 9:00 a.m., local time, at the Hilton Long Island/Huntington, 598 Broad Hollow Road, Melville, New York 11747, for the following purposes:

1.	to elect eight directors to serve for one-year terms;
2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013;
3.	to approve, on an advisory basis, the compensation of our named executive officers; and
4.	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on November 28, 2012 are entitled to vote at the annual meeting and any adjournments or postponements thereof.

All shareholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting, you are urged to vote on the Internet, by telephone or by completing, signing and dating the enclosed proxy card as promptly as possible, and returning it in the postage-paid envelope provided. Any shareholder attending the annual meeting may vote in person even if he or she has already voted on the Internet, by telephone or by returning a proxy.

By Order of the Board of Directors,
Steve Armstrong Senior Vice President, General Counsel and Corporate Secretary Melville, New York December 7, 2012

IMPORTANT:

The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON JANUARY 17, 2013.

Our Proxy Statement and Annual Report are available online at:
https://materials.proxyvote.com/553530

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75 Maxess Road
Melville, New York 11747

PROXY STATEMENT

FOR

Annual Meeting of Shareholders
to be held on January 17, 2013

INFORMATION ABOUT THE MEETING

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors, which we refer to as the Board, to be used at our 2013 annual meeting of shareholders, or at any adjournments or postponements thereof. This proxy statement describes the matters to be presented at the meeting and related information that will help you vote at the meeting. References in this proxy statement to “the company,” “we,” “us,” “our” and similar terms mean MSC Industrial Direct Co., Inc.

We have elected to take advantage of the “notice and access” rule of the Securities and Exchange Commission (which we refer to as the SEC) that allows us to furnish proxy materials to shareholders online. We believe that electronic delivery expedites the receipt of proxy materials, while significantly lowering costs and reducing the environmental impact of printing and mailing full sets of proxy materials. As a result, on or about December 7, 2012, we mailed to our shareholders of record at the close of business on November 28, 2012, either (i) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials online and how to request paper copies of our proxy materials or (ii) a printed set of proxy materials, which includes the notice of annual meeting, this proxy statement, our 2012 annual report to shareholders and a proxy card. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the materials unless you specifically request one. If your shares are held in the MSC Industrial Direct Co., Inc. 401(k) Plan, you will receive a printed set of proxy materials and the enclosed proxy will serve as a voting instruction card for the trustee of our 401(k) Plan, T. Rowe Price Trust Company, who will vote all shares of Class A common stock of the company allocated to your 401(k) account in accordance with your instructions. If you hold your shares through a broker, bank or other nominee, rather than directly in your own name, your intermediary will either forward to you printed copies of the proxy materials or will provide you with instructions on how you can access the proxy materials electronically.

When and where is the annual meeting?

Our 2013 annual meeting of shareholders will be held at the Hilton Long Island/Huntington, 598 Broad Hollow Road, Melville, New York 11747, on January 17, 2013 at 9:00 a.m., local time.

What am I voting on?

You are voting on the following proposals:

•	to elect eight directors to serve for one-year terms;
•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013;
•	to approve, on an advisory basis, the compensation of our named executive officers; and

•	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

What are the voting recommendations of the Board of Directors?

Our Board recommends that you vote “FOR” each of the director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

Who is entitled to vote?

Only shareholders of record of our Class A common stock and our Class B common stock at the close of business on November 28, 2012, the record date, are eligible to vote at the annual meeting. On that date, we had outstanding 48,049,731 shares of our Class A common stock and 15,100,294 shares of our Class B common stock.

What is a shareholder of record?

You are a shareholder of record if you are registered as a shareholder with our transfer agent, Computershare Shareholder Services.

What is a beneficial shareholder?

You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent holds your shares in their name for your benefit. This form of ownership is often called ownership in “street name,” since your name does not appear in our records. If you are a beneficial shareholder, you may vote by following the voting instructions provided by your broker, bank, trustee or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

What is a broker non-vote?

If you hold shares beneficially in street name and do not provide your broker, bank or other agent with voting instructions, your shares could constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and the beneficial owner does not provide instructions.

If you are a beneficial owner whose shares are held in the name of a broker, and you do not provide your broker with voting instructions, the broker has the authority to vote your shares for or against certain “routine” matters. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 is the only routine matter being considered at the 2013 annual meeting.

We encourage you to provide instructions to your broker or other nominee so that your shares may be voted. If you do not provide instructions to your broker or other nominee, your shares will not be voted in the director elections or on the advisory vote on executive compensation.

What is a quorum?

A quorum is the minimum number of shares required to hold a shareholders meeting. Under New York law and our By-Laws, the presence in person or by proxy of the holders of a majority of the total shares of our Class A common stock and our Class B common stock that are entitled to vote is necessary to constitute a quorum at the annual meeting.

What is the vote required for each proposal?

The election of each nominee for director requires the affirmative vote of a plurality of the votes cast in person or by proxy at the annual meeting. The approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013, and the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement each requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting.

Abstentions will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Broker non-votes are not counted for any purpose in determining whether a matter has been approved, but, along with abstentions, are considered present and entitled to vote for purposes of determining a quorum.

On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the record holders of our Class A common stock and our Class B common stock vote together as a single class, with each holder of Class A common stock entitled to one vote per share of Class A common stock and each holder of Class B common stock entitled to ten votes per share of Class B common stock.

How do I vote?

If you are a shareholder of record, you may vote in person at the 2013 annual meeting, on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet voting are provided in the Notice of Internet Availability and instructions for Internet voting and telephone voting are provided in the printed proxy card. If you are a beneficial shareholder, you must follow the voting procedures provided by your broker, bank, trustee or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

If you are a record holder and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board (“FOR” all eight of our nominees to the Board, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement).

If your shares are held in the MSC Industrial Direct Co., Inc. 401(k) Plan, the enclosed proxy will serve as a voting instruction card for the trustee of our 401(k) Plan, T. Rowe Price Trust Company, who will vote all shares of Class A common stock of the company allocated to your 401(k) account in accordance with your instructions. If the voting instruction card is returned without choices marked, and if not otherwise directed, the shares in your 401(k) account that are represented by the voting instruction card will not be voted.

What will happen if another matter properly comes before the annual meeting?

Our Board does not intend to bring any matter before the annual meeting except as specifically indicated in the accompanying notice and these proxy materials, nor does our Board know of any matters that anyone else proposes to present for action at the annual meeting. However, if any other matters are properly presented at the meeting for a vote, the enclosed proxy card confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

If I plan to attend the annual meeting, should I still vote by proxy?

All shareholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting, we urge you to vote your shares as promptly as possible either by Internet, by telephone or by completing, signing and dating a printed proxy card and returning it in the postage-paid envelope provided. Any shareholder attending the annual meeting may vote in person, even if he or she has already voted or returned a proxy card.

If you vote by Internet, telephone or proxy and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record. Beneficial shareholders who wish to vote in person must request a proxy from their broker or other nominee and bring that proxy to the annual meeting.

Who pays the cost for the solicitation of proxies?

We will pay any expenses for the solicitation of proxies for the annual meeting. Such solicitation may be made in person or by telephone by officers and associates of the company. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to the beneficial owners of shares of our Class A common stock.

How do I change my vote?

Shareholders of record may revoke their proxies and change their vote by giving written notice of revocation to our Corporate Secretary before the annual meeting, by delivering later-dated proxies (either in writing, by telephone or over the Internet), or by voting in person at the meeting. Beneficial shareholders may change their vote by following the instructions of their broker, bank, trustee or other nominee.

How may I obtain a separate set of proxy materials or request a single set for my household?

For registered shareholders who receive paper copies of this proxy statement, copies of our 2012 annual report to shareholders are being mailed simultaneously with this proxy statement. All other registered shareholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report online and how to request paper copies of our proxy materials and annual report. If you are a registered shareholder and want to save us the cost of mailing more than one copy of our proxy materials and annual report or Notice of Internet Availability of Proxy Materials, as applicable, to the same address, we will discontinue, at your request to the Corporate Secretary of the company, mailing of the duplicate copy to the account or accounts you select. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports or Notice of Internet Availability of Proxy Materials, as applicable, and who wish to receive a single copy of such materials in the future, will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

If you are the beneficial owner, but not the record holder, of shares of our Class A common stock, your broker, bank or other nominee may deliver only one copy of this proxy statement and our 2012 annual report or instructions on how to access the proxy materials electronically, as applicable, to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. If you are a beneficial holder and wish to receive multiple copies of such materials in the future, you will need to contact your broker, bank or other nominee to request multiple copies.

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2012 annual report or Notice of Internet Availability of Proxy Materials, as applicable, to any registered shareholder at a shared address to which a single copy of the document or documents was delivered. A registered shareholder who wishes to receive a separate copy of the proxy statement and annual report or Notice of Internet Availability of Proxy Materials, as applicable, now or in the future, should submit this request by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747, or calling (516) 812-2000.

What is the address of your principal executive office?

The mailing address of our principal executive office is 75 Maxess Road, Melville, New York 11747.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

Eight directors will be elected at our 2013 annual meeting of shareholders for a term of one year expiring at the 2014 annual meeting, and will serve until their respective successors have been elected, or until their earlier resignation or removal. Each of the nominees for director was previously elected a director of the company by our shareholders.

Each nominee has indicated that he or she is willing to serve as a member of our Board, if elected, and our Board has no reason to believe that any nominee may become unable or unwilling to serve. In the event that a nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the current Board. There are no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director of the company.

Our Nominating and Corporate Governance Committee has reviewed the qualifications and independence of the nominees for director, and, with each member of the Nominating and Corporate Governance Committee abstaining as to himself or herself, has recommended each of the other nominees for election to our Board.

Qualifications of Nominees

We are one of the largest direct marketers and distributors of a broad range of metalworking and maintenance, repair and operations (MRO) supplies to industrial customers throughout the United States. We operate primarily in the United States, with customers in all 50 states, through a network of five customer fulfillment centers and 106 branch offices. Our business strategy is to provide an integrated, lower cost solution to the purchasing, management and administration of our customers’ MRO needs. We believe we add value to our customers’ purchasing process by reducing their total costs for MRO supplies, taking into account both the direct cost of products and the administrative, personnel and financial cost of obtaining and maintaining MRO supplies.

Our Nominating and Corporate Governance Committee is responsible for assessing the composition and performance of the Board of Directors and Committees of the Board and for recruiting, evaluating and recommending candidates to be presented for appointment or election to serve as members of the Board. In evaluating our Board, our Nominating and Corporate Governance Committee has considered that our directors have a wide range of experience as senior executives of large publicly traded companies, and in the areas of investment banking, accounting, business education and business management consulting. In these positions, they have also gained experience and knowledge in core management skills that are important to their service on our Board, such as supply chain management, strategic and financial planning, compliance, risk management, intellectual property matters and leadership development. Several of our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters. Our Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board of directors, including the highest professional and personal ethics and values, a broad diversity of business experience and expertise, an understanding of our business and industry, a high level of education, broad-based business acumen, and the ability to think strategically.

In addition to the qualifications described above, the Nominating and Corporate Governance Committee also considered the specific skills and attributes described in the biographical details that follow in determining whether each individual nominee should serve on our Board.

2013 Nominees for Director

Name of Nominee	Principal Occupation	Age	Director Since
Jonathan Byrnes	Senior Lecturer at Massachusetts Institute of Technology	64	March 2010
Roger Fradin	President and Chief Executive Officer of Automation and Control Solutions Division of Honeywell International Inc.	59	July 1998
Erik Gershwind	President and Chief Operating Officer of the company	41	October 2010
Louise Goeser	President and Chief Executive Officer of Grupo Siemens S.A. de C.V.	59	January 2009
Mitchell Jacobson (Board Chair)	Chairman of the Board of the company	61	October 1995
Denis Kelly	Managing Partner of Scura Paley LLC	63	April 1996
Philip Peller (Lead Director)	Independent Director; Retired Partner of Arthur Andersen LLP	73	April 2000
David Sandler	Chief Executive Officer of the company	55	June 1999

Jonathan Byrnes

Business Experience:  Dr. Byrnes has been a Senior Lecturer at MIT since 1992. In this capacity, he has taught graduate courses in Supply Chain Management and Integrated Account Management, he has taught programs for business executives, and he has supervised thesis research. He has been president of Jonathan Byrnes & Co., a consulting company, since 1976. Dr. Byrnes earned a doctorate at Harvard University, and is a former President of the Harvard Alumni Association. He also served a two-year term on Harvard University’s Advisory Committee on Shareholder Responsibility, and currently is serving a three-year term on the Board of Directors of Harvard Magazine.

Specific Experience:  Dr. Byrnes is a recognized expert in the areas of supply chain and integrated account management, areas which are critical to industrial distribution. Dr. Byrnes provides our Board with key perspectives relating to our operations and business strategy.

Roger Fradin

Business Experience:  Mr. Fradin has served as the President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International Inc. since June 2002. Previously, from 2000 until June 2002, he was President of the Security and Fire Solutions Division of Honeywell International Inc. From 1987 until 2000, Mr. Fradin served as the President of the ADEMCO Group.

Specific Skills and Attributes:  Mr. Fradin’s operational expertise and broad experience as a senior executive of a major diversified technology and manufacturing company makes him a valued asset to the Board. In addition, he provides critical insight and perspective relating to our customer base.

Other Directorships:  Mr. Fradin is also a director and member of the Audit Committee and Finance Committee of Pitney Bowes Inc.

Erik Gershwind

Business Experience:  Mr. Gershwind was appointed our President and Chief Operating Officer in October 2011 and elected by the Board to serve as a director in October 2010. Mr. Gershwind previously served as our Executive Vice President and Chief Operating Officer from October 2009 until October 2011. Prior to that, Mr. Gershwind was our Senior Vice President, Product Management and Marketing from December 2005 and our Vice President of Product Management from April 2005. From August 2004 to April 2005, Mr. Gershwind served as Vice President of MRO and Inventory Management. Mr. Gershwind has held various positions of increasing responsibility in Product, e-Commerce and Marketing. Mr. Gershwind joined the company in 1996 as manager of our acquisition integration initiative. On October 25, 2012, we announced that Mr. Gershwind will succeed Mr. Sandler as Chief Executive Officer of the company effective January 1, 2013.

Specific Skills and Attributes:  Mr. Gershwind has held senior management positions responsible for key business functions of the company and is a key contributor to our current strategy and success. He brings critical perspectives to our Board on our strategic direction and growth strategy.

Mr. Gershwind is the nephew of Mitchell Jacobson, our Chairman of the Board, and the son of Marjorie Gershwind Fiverson, Mr. Jacobson’s sister. Mr. Jacobson and Ms. Gershwind Fiverson are also our principal shareholders. There are no other family relationships among any of our directors or executive officers.

Louise Goeser

Business Experience:  Ms. Goeser is President and Chief Executive Officer of Grupo Siemens S.A. de C.V. and is responsible for Siemens Mesoamérica. Before accepting this position in March 2009, Ms. Goeser served as President and Chief Executive Officer of Ford of Mexico from January 2005 to November 2008. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company, a position she had held since 1999. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation, and served in various leadership positions with Westinghouse Electric Corporation.

Specific Skills and Attributes:  Ms. Goeser has extensive experience in senior executive positions and as a director of large public companies, and she possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues, as well as the reporting and other responsibilities of a public company.

Other Directorships:  Ms. Goeser is also a director and a member of the Compensation, Governance and Nominating Committee of PPL Corporation.

Mitchell Jacobson

Business Experience:  Mr. Jacobson was appointed our President and Chief Executive Officer in October 1995 and held both positions until November 2003. He continued as our Chief Executive Officer until November 2005. Mr. Jacobson was appointed our Chairman of the Board in January 1998. Previously, Mr. Jacobson was President and Chief Executive Officer of Sid Tool Co., Inc., our predecessor company and current wholly-owned and principal operating subsidiary, which we refer to as Sid Tool, from June 1982 to November 2005. On October 25, 2012, we announced that Mr. Jacobson will become Non-executive Chairman of the Board effective January 1, 2013.

Specific Skills and Attributes:  Mr. Jacobson has been instrumental to our past and ongoing growth, which reflects the values, strategy and vision that Mr. Jacobson contributes. His leadership as Chairman, experience in industrial distribution and strategic input are critically important to our Board. In addition, as one of our principal shareholders, Mr. Jacobson provides critical insight and perspective relating to the company’s shareholders.

Other Directorships:  Mr. Jacobson is a director of HD Supply, Inc.

Denis Kelly

Business Experience:  Mr. Kelly has served as a Managing Partner of Scura Paley LLC, a private investment banking firm, since 2001. From 1993 to 2000, he was a Managing Director of Prudential Securities Inc. Previously, he served as the President of Denbrook Capital Corporation, a merchant banking firm, from 1991 to 1993. From 1980 to 1991, Mr. Kelly held various positions at Merrill Lynch, including Managing Director of Mergers and Acquisitions and Managing Director of Merchant Banking. Mr. Kelly began his investment banking career at Lehman Brothers in 1974.

Specific Skills and Attributes:  Mr. Kelly’s varied investment banking career, including extensive mergers and acquisitions experience, along with Mr. Kelly’s service on other public and private boards of directors provides the Board with expertise in finance, business development and corporate governance.

Other Directorships:  Mr. Kelly is also a director of Plymouth Financial Company, Inc. and Chairman of the Board of Directors of Ashburn Hill Corporation. During the last five years, Mr. Kelly previously served as a director and member of the Audit Committee of Kenneth Cole Productions, Inc.

Philip Peller

Business Experience:  Mr. Peller, who has served as our Lead Director since December 2007, was a partner of Andersen Worldwide S.C. and Arthur Andersen LLP from 1970 until his retirement in 1999. He served as Managing Partner of Practice Protection and Partner Affairs for Andersen Worldwide S.C. from 1998 to 1999 and as Managing Partner of Practice Protection from 1996 to 1998. He also served as the Managing Director of Quality, Risk Management and Professional Competence for Arthur Andersen’s global audit practice.

Specific Skills and Attributes:  Mr. Peller’s extensive experience in global audit, financial, risk and compliance matters provides invaluable expertise to our Board. In addition, Mr. Peller’s accounting background and experience allow him to provide the Board with unique insight into public company accounting issues and challenges, and also qualify him to serve as the Board’s Audit Committee financial expert, as defined in applicable SEC rules.

Other Directorships:  During the last five years, Mr. Peller previously served as a director and Chairman of the Audit Committee of Kenneth Cole Productions, Inc.

David Sandler

Business Experience:  Mr. Sandler has served as our Chief Executive Officer since November 2005. Mr. Sandler also served as our President from November 2003 to October 2011 and our Chief Operating Officer from November 2000 to November 2005. From May 1999 to November 2003, he served as our Executive Vice President. In June 1999, he was also appointed as a member of our Board. From 1998 to 1999, Mr. Sandler served as our Senior Vice President, Administration. From 1989 to 1998, he held various positions of increasing responsibility for several departments throughout the company, including Information Systems, Product Management, Purchasing, Corporate Development, Human Resources and Finance. In 1989, Mr. Sandler joined the company as a result of our acquisition of Dancorp Inc., a New England-based industrial supply distributor, where he was a founder and served as President and Chief Executive Officer. On October 25, 2012, we announced that Mr. Sandler will cease to be our Chief Executive Officer on January 1, 2013, and will assume the position of Executive Vice Chairman.

Specific Skills and Attributes:  Mr. Sandler’s long service with our company and extensive leadership and management experience in our operations provide invaluable perspective to our Board. In addition, as our Chief Executive Officer, Mr. Sandler provides an important perspective in Board discussions about our business and strategic direction.

The Board recommends a vote “FOR” the re-election of each of Ms. Goeser and Messrs. Byrnes, Fradin, Gershwind, Jacobson, Kelly, Peller and Sandler.

CORPORATE GOVERNANCE

Director Independence

Pursuant to New York Stock Exchange listing standards, a majority of the members of our Board must be independent. The Board must determine that each independent director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board follows the criteria set forth in Section 303A of the New York Stock Exchange listing standards to determine director independence. Our independence criteria are also set forth in Section 1.1 of our Corporate Governance Guidelines, a copy of which is available on our website at www.mscdirect.com/corporategovernance. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

The Board undertakes a review of director independence on an annual basis, and as events arise which may affect director independence. Based upon this review, the Board determined that Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller are independent in accordance with Section 303A.02 of the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, as well as under our Corporate Governance Guidelines.

In evaluating the independence of Ms. Goeser, the Board considered that Ms. Goeser is the President and Chief Executive Officer of Grupo Siemens S.A. de C.V., an affiliate of Siemens AG, and is responsible for Siemens Mesoamérica. Siemens AG is a customer and supplier of our company. In addition, the Board considered that Ms. Goeser is a director of PPL Corporation, which is also one of our customers. Sales to such companies and purchases from Siemens AG were made in the ordinary course of business and amounted to significantly less than 1% of the recipient company’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Fradin, the Board considered that Mr. Fradin is the President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International Inc., which is a customer and supplier of our company. In addition, the Board considered that Mr. Fradin is a director of Pitney Bowes, which is also one of our customers and suppliers. Sales to and purchases from such companies were made in the ordinary course of business and amounted to significantly less than 1% of the recipient company’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Byrnes, the Board considered that Mr. Byrnes is a Senior Lecturer at MIT and the president of Jonathan Byrnes & Co., each of which is a customer of our company. Sales to such companies were made in the ordinary course of business and amounted to significantly less than 1% of the company’s gross revenues during its most recent fiscal year.

Board Meetings and Attendance

The standing committees of our Board are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table below provides the current membership for each of these committees and the number of meetings held by the Board and each committee in the 2012 fiscal year.

Name	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jonathan Byrnes	X	X	X	X
Roger Fradin	X	X	X	X
Erik Gershwind	X
Louise Goeser	X	X	X	X (CHAIR)
Mitchell Jacobson	X (CHAIR)
Denis Kelly	X	X	X (CHAIR)	X
Philip Peller	X (LEAD)	X (CHAIR)	X	X
David Sandler	X
Fiscal 2012 Meetings	5	5	7	5

During our 2012 fiscal year, each of the directors attended at least 75% of the aggregate number of meetings of our Board and of the committees of our Board on which he or she served.

Board Committees

The following chart summarizes the principal functions of each of the standing committees of our Board:

Name of Committee	Principal Functions of the Committee

Audit Committee	• Assists in Board oversight of:
• the preparation and integrity of our financial statements;
• our compliance with our ethics policies and legal and regulatory requirements;
• our independent registered public accounting firm’s qualifications, performance and independence; and
• the performance of our internal audit function.
• Prepares an annual Audit Committee report to be included in our annual proxy statement.
• Appoints (and is responsible for terminating) our independent registered public accounting firm.
• Recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC.
• Undertakes an annual evaluation of its performance.

Compensation Committee	• Reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer.
• Evaluates our Chief Executive Officer’s performance in light of those goals and objectives.
• Determines and approves our Chief Executive Officer’s compensation level based on its evaluation of his performance.
• Sets the compensation levels of all of our other executive officers, including with respect to our incentive compensation plans and equity-based plans.
• Recommends to our Board the compensation of our non-employee directors.
• Prepares a Compensation Committee report on executive compensation to be included in our annual proxy statement.
• Administers our equity incentive plans.
• Undertakes an annual evaluation of its performance.

Nominating and Corporate Governance Committee	• Identifies individuals qualified to become members of our Board consistent with criteria approved by our Board.
• Reviews the qualifications and independence of the nominees for director.

•

Recommends to our Board nominees for membership on our Board. Only those candidates recommended by the Nominating and Corporate Governance Committee will be considered by our Board as nominees for director.

• Develops and recommends to our Board corporate governance principles and other corporate governance polices that are applicable to our company.
• Reviews and approves any related party transaction proposed to be entered into and, if appropriate, ratifies any such transaction previously commenced and ongoing.
• Oversees the evaluation of our Board and our management.
• Undertakes an annual evaluation of its performance.

Audit Committee

Composition and Charter

The Audit Committee is currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom the Board has determined to be independent under both the rules of the SEC and the listing standards of the New York Stock Exchange and to meet the financial literacy requirements of the New York Stock Exchange. Mr. Peller is the Chairman of the Audit Committee. The Board has determined that Mr. Peller qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC.

The Audit Committee has the responsibilities and functions mandated by Sections 303A.06 and 303A.07 of the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Exchange Act, as set forth in the Audit Committee’s current charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance. The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. We are obligated to provide appropriate funding for the Audit Committee for these purposes.

Policy on Service on Other Audit Committees

Under our corporate governance guidelines, members of the Audit Committee may not serve as members of an audit committee for more than three public companies, including the Audit Committee of our Board.

Compensation Committee

Composition and Charter

Our Compensation Committee is currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director. Mr. Kelly is the Chairman of the Compensation Committee. The Compensation Committee has adopted a written charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Delegation of Authority

The Compensation Committee does not delegate its responsibilities to any other directors or members of management. Under our 2005 Omnibus Incentive Plan, the Compensation Committee is permitted to delegate its authority under such plan. However, as a matter of policy, the Compensation Committee authorizes all grants of equity awards under the 2005 Omnibus Incentive Plan.

Compensation Processes and Procedures

The Compensation Committee makes all compensation decisions for our executive officers. The views and recommendations of Mitchell Jacobson, our Chairman of the Board, and David Sandler, our Chief Executive Officer, are, and will continue to be, considered by the members of the Compensation Committee in its review of the performance and compensation of individual executives. Mr. Jacobson also provides input on Mr. Sandler’s compensation. Our Executive Vice President, Human Resources, Ms. Eileen McGuire, assists the Chairman of the Compensation Committee in developing the agenda for committee meetings and works with the Compensation Committee in developing agenda materials for the committee’s review, including coordinating and presenting management’s proposals and recommendations to the Compensation Committee with respect to executive and non-employee director compensation. Both Ms. McGuire and Mr. Sandler regularly attend Compensation Committee meetings, excluding portions of meetings where their own compensation is discussed. The Compensation Committee considers, but is not bound by, management’s proposals and recommendations with respect to executive compensation.

The Compensation Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. In connection with compensation decisions made by the Compensation Committee in October 2011 and 2012, the committee relied on competitive market data and analysis prepared by its independent compensation consultant, Frederic W. Cook & Co., Inc., a compensation consulting firm that we refer to in this proxy statement as F.W. Cook. F.W. Cook provides research, market data and survey information and makes recommendations to the Compensation Committee regarding our executive compensation programs and our non-employee director compensation programs. F.W. Cook advises the Compensation Committee on the competitiveness of our compensation arrangements and provides input, analysis and recommendations for the compensation paid to our named executive officers, other executives and non-management directors. F.W. Cook provides data and analysis with respect to public companies having similar characteristics (including size, profitability, geography, business lines and growth rates) to those of our company. The Compensation Committee considers, but is not bound by, the consultant’s proposals and recommendations with respect to executive and non-employee director compensation.

The Compensation Committee considered the factors included in Rule 10C-1(b)(4) under the Exchange Act in assessing whether the work performed by F.W. Cook and individuals employed by F.W. Cook raised any conflict of interest and has determined that F.W. Cook and the individuals employed by F. W. Cook who furnish services to us are independent and that their service does not raise any conflicts of interest.

Compensation Committee Interlocks and Insider Participation

During our 2012 fiscal year, each of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller served as members of our Compensation Committee. None of the members of the Compensation Committee was, during or prior to fiscal year 2012, an officer of the company or any of our subsidiaries or had any relationship with us other than serving as a director and as a de minimis shareholder. In addition, none of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

Nominating and Corporate Governance Committee

Composition and Charter

Our Nominating and Corporate Governance Committee is currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director. Ms. Goeser is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Policy Regarding Shareholder Nominations for Director

The Nominating and Corporate Governance Committee of our Board believes that the best director candidates will be those who have a number of qualifications, including independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and an ability to foster a diversity of backgrounds and views and to complement our Board’s existing strengths. There are no specific, minimum or absolute criteria for Board membership. The Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. The Nominating and Corporate Governance Committee also believes that it is important for directors to have demonstrated an ethical and successful career. Such a career may include:

•	experience as a senior executive of a publicly traded corporation, a management consultant, an investment banker, a partner at a law firm or registered public accounting firm or a professor at an accredited law or business school;
•	experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization; or
•	such other professional experience as the Nominating and Corporate Governance Committee determines qualifies an individual for Board service.

At all times, the Nominating and Corporate Governance Committee will make every effort to ensure that our Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the New York Stock Exchange and the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to our Board, the Nominating and Corporate Governance Committee will consider and review such existing director’s attendance and performance, independence, experience, skills and the contributions that the existing director brings to our Board.

The Nominating and Corporate Governance Committee may employ third-party search firms to identify director candidates if so desired. The Nominating and Corporate Governance Committee will review and consider recommendations from a wide variety of contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential director candidates.

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by shareholders in compliance with our procedures and subject to applicable inquiries. The Nominating and Corporate Governance Committee does not have different standards for evaluating nominees depending on whether they are proposed by our directors or by our shareholders. Any shareholder may recommend a nominee for director at least 120 calendar days prior to the one year anniversary of the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting, by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747, and providing the following information:

•	the name, company shareholdings and contact information of the person making the nomination;
•	the candidate’s name, address and other contact information;
•	any direct or indirect holdings of our securities by the nominee;
•	any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements;
•	information regarding related party transactions with the company and/or the shareholder submitting the nomination;
•	any actual or potential conflicts of interest; and
•	the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and stock exchange requirements.

All of these communications will be reviewed by our Senior Vice President, General Counsel and Corporate Secretary and forwarded to Ms. Goeser, the Chairman of the Nominating and Corporate Governance Committee, for further review and consideration in accordance with this policy. Any such shareholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Board Leadership Structure; Executive Sessions of the Independent Directors

Our Board currently consists of eight directors, each of whom, other than Messrs. Gershwind, Jacobson and Sandler, is independent under our Corporate Governance Guidelines and the applicable rules of the New York Stock Exchange. Mr. Sandler has served as our Chief Executive Officer since November 2005 and as a member of our Board since June 1999. Mr. Gershwind, who is our President and Chief Operating Officer and one of our directors, has been identified by the Board as the successor to Mr. Sandler as our Chief Executive Officer. Mr. Jacobson, who is one of our principal shareholders, has served as our Chairman since January 1998 and previously served as our President from October 1995 through November 2003, and as our Chief Executive Officer from October 1995 through November 2005, when he was succeeded by Mr. Sandler. The Board has separated the roles of Chairman and Chief Executive Officer since 2005 and has appointed a non-management, lead director since 2007.

Our Board of Directors believes that the most effective Board leadership structure for our company at the present time is for the roles of Chief Executive Officer and Chairman of the Board to be separated. Under this structure, our Chief Executive Officer is generally responsible for setting the strategic direction for our company and for providing the day-to-day leadership over our operations, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for meetings of the Board and presides over Board meetings. In addition, our independent directors meet at regularly scheduled executive sessions without members of management present. Mr. Peller, who has served as our Lead Director since 2007, serves as the presiding director at the executive sessions of the independent directors. The Lead Director also has such other duties and responsibilities as determined by the Board from time to time. Those additional duties and responsibilities include:

•	making recommendations to the Board regarding the structure of Board meetings;
•	recommending matters for consideration by the Board;
•	determining appropriate materials to be provided to the directors;
•	serving as an independent point of contact for shareholders wishing to communicate with the Board;
•	assigning tasks to the appropriate Board committees with the approval of the Nominating and Corporate Governance Committee; and
•	acting as a liaison between management and the independent directors.

The Board retains the authority to modify this leadership structure as and when appropriate to best address our unique circumstances at any given time and to serve the best interests of our shareholders.

On October 25, 2012, we announced that Mr. Sandler would cease to be our Chief Executive Officer, effective January 1, 2013, and will be succeeded by Mr. Gershwind. Upon his transition, Mr. Sandler will assume the position of Executive Vice Chairman. In addition, on October 24, 2012, our Board determined that on January 1, 2013, Mr. Jacobson would cease to be an executive officer and will serve as Non-executive Chairman of the Board.

Role of the Board in Risk Oversight

Our Board’s role in risk oversight involves both the full Board and its committees. The full Board is responsible for the oversight of risk management and reviews our major financial, operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate such risks. In addition, each of the Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Audit Committee discusses with management our major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures, including with respect to risk assessment and risk management. Similarly, the Nominating and Corporate Governance Committee has oversight responsibility over governance and compliance matters and the Compensation Committee has oversight responsibility for our overall compensation structure, including review of its compensation practices, in each case with a view to assessing associated risks. See “Compensation Risk Assessment” on page 39 of this proxy statement.

The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by management and its respective committees. The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of our company.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which are available on our website at www.mscdirect.com/corporategovernance.

Director Attendance at Shareholder Meetings

We encourage attendance by the directors at our annual meeting of shareholders. All of our current directors attended the annual meeting held on January 12, 2012, either in person or by telephone.

Non-Employee Director Stock Ownership Guidelines

To more closely align the interests of our non-employee directors with those of our shareholders, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted stock ownership guidelines for all of our non-employee directors on November 15, 2011. The ownership guidelines provide for each of our non-employee directors to own a minimum number of shares having a value equal to five times his or her base annual retainer, or $210,000. All shares held by our non-employee directors, including unvested restricted shares, count toward this guideline. The guidelines provide for our non-employee directors to reach this ownership level within the later of five years from the date on which the guidelines were adopted or five years from the date on which the director is first appointed or elected. Once a non-employee director has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership. If a non-employee director has not satisfied his or her proportionate minimum stock ownership guideline, the director must retain an amount equal to 100% of the net shares received as a result of the exercise of stock options or the vesting of restricted shares or restricted stock units. All of our non-employee directors are in compliance with their current stock ownership guidelines.

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and senior financial officers and a Code of Business Conduct that applies to all of our directors, officers and associates. The Code of Ethics and the Code of Business Conduct are available on our website at www.mscdirect.com/corporategovernance. We intend to disclose on our website, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Ethics and our Code of Business Conduct.

Shareholder Communications Policy

Any shareholder or other interested party who desires to communicate with our Chairman of the Board, Lead Director or non-management members of our Board may do so by writing to: Board, c/o Philip Peller, Lead Director of the Board, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747. Communications may be addressed to the Chairman of the Board, the Lead Director, an individual director, a Board committee, the non-management directors or the full Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own beneficially more than 10% of our Class A common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers, directors and such beneficial owners, we believe that all filing requirements of Section 16(a) of the Exchange Act were timely complied with during the fiscal year ended September 1, 2012, except that (i) certain acquisitions by gift of Class B Common Stock on January 4, 2010 and April 6, 2011, and of Class A Common Stock on January 4, 2010, were reported late on a Form 4 filed for Mr. Gershwind on February 6, 2012 and (ii) a disposition of common stock to the company on August 17, 2012 to cover tax withholding obligations related to previous grants of restricted shares was reported late on a Form 4 filed for Mr. Boxer on September 14, 2012.

EXECUTIVE OFFICERS

The following individuals are our executive officers as of December 7, 2012:

Name of Officer	Position	Age	Executive Officer Since
Mitchell Jacobson	Chairman of the Board	61	October 1995
David Sandler	Chief Executive Officer	55	January 1998
Erik Gershwind	President and Chief Operating Officer	41	December 2005
Steve Armstrong	Senior Vice President, General Counsel and Corporate Secretary	54	October 2008
Charles Bonomo	Senior Vice President and Chief Information Officer	47	July 2007
Thomas Cox	Executive Vice President, Sales	51	June 2000
Christopher Davanzo	Vice President of Finance and Corporate Controller	49	October 2010
Douglas Jones	Executive Vice President, Global Supply Chain Operations	48	December 2005
Jeffrey Kaczka	Executive Vice President and Chief Financial Officer	53	April 2011
Eileen McGuire	Executive Vice President, Human Resources	47	December 2005

Please refer to the section entitled “Election of Directors (Proposal No. 1)” beginning on page 5 of this proxy statement for the biographical data for Messrs. Jacobson, Sandler and Gershwind.

Steve Armstrong

Mr. Armstrong was appointed our Senior Vice President, General Counsel and Corporate Secretary in October 2012. Previously, he served as our Vice President, General Counsel and Corporate Secretary from October 2008 until October 2012. From 2006 to 2008, he was a legal consultant based in New York, New York performing services for Thomson Reuters and NBC Universal. Mr. Armstrong was the Executive Vice President and General Counsel of the Home Shopping Network in Tampa, Florida from 2002 to 2006. From 2000 to 2002, he was the Senior Vice President and General Counsel of Agilera, Inc., a technology company in Denver, Colorado. Prior to 2000, Mr. Armstrong was the Vice President, General Counsel & Secretary of Samsonite Corporation and a partner in the law firms Paul Hastings and Baker and Hostetler.

Charles Bonomo

Mr. Bonomo was appointed our Senior Vice President and Chief Information Officer in August 2011. Previously, he served as our Vice President and Chief Information Officer from July 2007 through August 2011. From 1999 through 2007 he served as Vice President at Arrow Electronics, Inc., including in the position of Vice President of Infrastructure and Operations from January 2006 to July 2007, and as Vice President and Chief Architect from July 2003 through January 2006. Previously, he was the Director of Clinical Technology at Mount Sinai Medical Center from 1996 to 1998, rising to Vice President and Chief Information Officer of NYU Health System in 1998. Prior to 1996, he held various positions of increasing responsibility at J.P. Morgan in the United States and Europe and at Grumman Aerospace Corp., where he designed and tested software for the F14 Tomcat aircraft.

Thomas Cox

Mr. Cox was appointed our Executive Vice President, Sales in December 2005. Previously, he served as our Senior Vice President from April 2000 to November 2005 and as our Vice President of the North Region from October 1999 to March 2000. Mr. Cox joined our company in September 1997 as a Director in the sales organization. Prior to joining our company, he spent ten years, beginning in 1985, in the United States and Europe with TNT Express Worldwide, an international transportation company. Mr. Cox was responsible for Worldwide Sales and Marketing based in Europe for several years, and he also held the position of President of the Americas. After leaving TNT Express Worldwide, he served as President of his own transportation business, MailNet, with offices in the United States and overseas.

Christopher Davanzo

Mr. Davanzo was appointed as an executive officer in October 2010 and serves as our Vice President of Finance and Corporate Controller, a position he has held since he joined our company in 2006. From 1993 through 2006, he held various positions of increasing responsibility in the finance department at Olympus America Inc., including the role of Vice President of Finance from 2004 to 2006. Prior to joining Olympus, Mr. Davanzo held several auditing and accounting positions, including with KPMG LLP, Coopers and Lybrand, and Weight Watchers International.

Douglas Jones

Mr. Jones was appointed our Executive Vice President, Global Supply Chain Operations in October 2009. Previously, he was our Senior Vice President, Supply Chain Management from April 2008 until October 2009 and our Senior Vice President of Logistics from December 2005 until April 2008. Mr. Jones joined our company in July 2001, as Vice President of Fulfillment. Prior to joining our company, he served as Vice President, Distribution Operations for the Central Region of the United States, at Fisher Scientific from 1998 to 2001. Prior to his role at Fisher Scientific, Mr. Jones was part of the management team at McMaster-Carr Supply Company, based in Chicago. During his tenure with McMaster-Carr, Mr. Jones held various managerial positions of increasing responsibility in fulfillment, finance, purchasing and inventory management.

Jeffrey Kaczka

Mr. Kaczka was appointed our Executive Vice President and Chief Financial Officer in April 2011. From February 2008 to June 2009, Mr. Kaczka served as Chief Financial Officer, International, of Genworth Financial, Inc. (NYSE: GNW), a leading financial services company. From April 2001 to June 2007, he served as Senior Vice President and Chief Financial Officer of Owens & Minor, Inc., a Fortune 500 company that provides distribution, third-party logistics and other supply-chain management services to healthcare providers and suppliers of medical and surgical products. Prior to that, Jeffrey held Chief Financial Officer positions at Allied Worldwide, Inc. and I-Net, Inc. Mr. Kaczka began his career at General Electric, where he spent 14 years, moving through its Financial Management Program and progressing through financial positions at several GE operations.

Eileen McGuire

Ms. McGuire was appointed our Executive Vice President, Human Resources in October 2011. Ms. McGuire previously served as our Senior Vice President, Human Resources from December 2005 until October 2011. Previously, in June 1999, she was promoted to Vice President of Human Resources and, in May 1996, was appointed director of Human Resources. Ms. McGuire joined our predecessor company, Sid Tool, in 1983, and during her tenure, she has had many cross-functional roles throughout our company, including Distribution, Operational Accounting, Inside Sales, Field and Branch Operations, Call Center Management and Corporate Training.

There are no arrangements or understandings between any executive officer and any other person pursuant to which the executive officer was, or is to be, selected as an officer of our company.

Former Executive Officer

Shelley Boxer

On October 24, 2012, we announced that Mr. Boxer has retired after 19 years of service to our company. Mr. Boxer served as our Vice President, Finance and Accounting from June 2000 until August 2012. Previously, Mr. Boxer was our Vice President and Chief Financial Officer from 1995 until June 2000. From June 1993 to October 1995, he served as Chief Financial Officer of Sid Tool.

We are sincerely appreciative to Mr. Boxer for his years of dedicated service and many contributions to our company.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 2)

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2013. Although shareholder ratification of the Audit Committee’s action in this respect is not required, our Board considers it desirable for shareholders to pass upon the selection of the independent registered public accounting firm. If the shareholders disapprove of the selection, our Audit Committee intends to reconsider the selection of Ernst & Young LLP as our independent registered public accounting firm.

Ernst & Young LLP has advised us that neither it nor any of its members has any direct or material indirect financial interest in our company. We expect that a representative from Ernst & Young LLP will be present at the annual meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

For the fiscal years ended September 1, 2012 and August 27, 2011, Ernst & Young LLP billed us for their services the fees set forth in the table below. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2012	2011
Audit fees(1)	$767,471	$725,840
Audit-related fees(2)	$471,300	$302,593
Tax fees(3)	$91,320	$68,128
All other fees(4)	—	—
Total	$1,330,091	$1,096,561

(1)	Reflects audit fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements, audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting and related opinions, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.
(2)	Reflects audit-related fees for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements. The nature of the services performed for these fees was advice on compliance with financial accounting and reporting standards, the audit of our 401(k) plan, other advice and services provided in connection with our equity compensation plans, consultations on compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and due diligence services in connection with acquisitions.
(3)	Reflects tax fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The nature of the services performed for these fees was for assistance in United Kingdom and United States federal and state tax compliance, state and local tax consultation and tax planning related to capital gains.
(4)	Consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve all audit and non-audit services provided by our independent registered public accounting firm and is not permitted to engage the independent registered public accounting firm to perform any non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee, in which case decisions taken are to be presented to the full Audit Committee at its next meeting.

The Audit Committee of the Board has considered whether, and has determined that, the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

The Board recommends a vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee oversees the company’s financial accounting and reporting processes and systems of internal controls on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee also evaluates the performance and independence of our independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and the requirements of the New York Stock Exchange listing standards. The current members of the committee are Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director.

Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent registered public accounting firm performs an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expresses an opinion on these consolidated financial statements. In addition, our independent registered public accounting firm expresses its own opinion on the company’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the company and our independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended September 1, 2012, as well as management’s assessment and our independent registered public accounting firm’s evaluation of the effectiveness of our internal controls over financial reporting. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.

The Audit Committee also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Oversight Board in Rule 3800T. The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit and permissible non-audit services performed by our independent registered public accounting firm during fiscal year 2012 and fiscal year 2011 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 1, 2012, which was filed with the SEC on October 31, 2012.

Submitted by the Audit Committee of the Board,

Philip Peller (Chairman)
Jonathan Byrnes
Roger Fradin
Louise Goeser
Denis Kelly

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the material elements of our compensation programs and policies, including the objectives of our compensation programs and the reasons why we pay each element of our executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by or awarded to the following individuals, whom we refer to as the named executive officers or NEOs. This discussion focuses principally on compensation and practices relating to the named executive officers for our 2012 fiscal year. In addition, we discuss certain changes in compensation resulting from the election of Erik Gershwind to serve as President and Chief Executive Officer, David Sandler to serve as Executive Vice Chairman of the Board, and Mitchell Jacobson to serve as the Non-Executive Chairman of the Board, in each case effective on January 1, 2013.

Name	Position
Mitchell Jacobson	Chairman of the Board
David Sandler	Chief Executive Officer(1)
Erik Gershwind	President and Chief Operating Officer(2)
Jeffrey Kaczka	Executive Vice President and Chief Financial Officer
Thomas Cox	Executive Vice President, Sales

(1)	On October 25, 2012, we announced that Mr. Sandler will cease to be Chief Executive Officer of the company, effective January 1, 2013, and will assume the position of Executive Vice Chairman. Mr. Sandler previously served as our President and Chief Executive Officer from November 2005 until Mr. Gershwind was appointed as our President and Chief Operating Officer, effective October 21, 2011.
(2)	On October 25, 2012, we announced that Mr. Gershwind will succeed Mr. Sandler as Chief Executive Officer, effective January 1, 2013. Mr. Gershwind previously served as our Executive Vice President and Chief Operating Officer from October 2009 until he was appointed as our President and Chief Operating Officer, effective October 21, 2011.

Executive Summary

Our performance in fiscal year 2012 was solid, as we achieved record sales and profitability levels in a challenging economy. While achieving these results, we continued our investment programs to position the company for continued growth, including:

•	expanding and optimizing our sales force;
•	adding to our metalworking capabilities;
•	enhancing our vending machine solutions;
•	increasing our private branded product offering; and
•	enhancing our e-Commerce platform.

In addition, in June 2012, we announced plans to co-locate our corporate headquarters in Davidson, North Carolina with a new 180,000 square foot Customer Service Center and, in July 2012, we announced plans to build our fifth U.S.-based customer fulfillment center in Columbus, Ohio. Also, our Board recently increased our regular quarterly cash dividend to $0.30, reflecting our strong cash flow generation and excellent liquidity.

Net sales in fiscal 2012 increased 16.5% (14.3% on an average daily sales basis) to $2.36 billion from $2.02 billion in fiscal 2011. Operating income in fiscal 2012 was $412.2 million, representing an increase of 17.9% from operating income of $349.8 million in fiscal 2011. Diluted earnings per share increased 19.2% to $4.09 from $3.43 in fiscal 2011. The fiscal 2012 period contained 53 weeks versus 52 weeks in fiscal 2011.

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee of our Board (referred to in this discussion as the Committee) took the following key actions with respect to the compensation of the named executive officers:

•	Lower Annual Incentive Bonus Payouts. Based on our solid performance in fiscal 2012, bonuses under our annual incentive bonus plan for fiscal 2012 were paid out between the target and maximum levels. Bonus payouts generally were lower than in fiscal 2011.

•	Lower Total Cash Compensation. Total cash compensation (base salary on a 52-week basis plus annual incentive bonus) generally was lower on a year-over-year basis as a result of lower bonus payouts for fiscal 2012 as compared with fiscal 2011. However, in the case of Mr. Gershwind, his total cash compensation was higher as a result of his promotion to President and Chief Operating Officer in October 2011 and the resulting increases in his base salary and bonus target.
•	Below Median Total Direct Compensation. We calculate total direct compensation as the sum of base salary (on a 52-week basis), annual incentive bonuses and long-term equity awards granted in respect of performance for the fiscal year. For fiscal 2012, total direct compensation was below the median of the competitive market data for Messrs. Sandler, Gershwind and Kaczka. Total direct compensation for Mr. Cox was slightly above the 75th percentile of the market data.

To further align our compensation programs with best practices, we have taken the following actions:

•	Eliminated Tax Gross-Ups. In December 2011, we amended our executives’ change in control severance agreements to eliminate the tax gross-up provisions.
•	Amendments to 2005 Omnibus Incentive Plan. In November 2012, we amended our 2005 Omnibus Incentive Plan to (i) expressly prohibit option repricing and cash buyouts of underwater options and (ii) prohibit share recycling for options and stock appreciation rights.
•	Elimination of Tax Gross-Ups on CEO Perks. Effective upon the transition of Mr. Sandler to the position of Executive Vice Chairman of the Board on January 1, 2013, Mr. Sandler will no longer receive tax gross-up payments for personal use of the company aircraft and other perquisites.

Compensation Philosophy and Objectives

We believe that the quality, skills and dedication of our executive officers are critical factors affecting the company’s performance and shareholder value. Our key compensation goals are to:

•	recruit, retain and motivate highly talented executives;
•	align our executives’ interests with those of our shareholders; and
•	provide performance-based compensation that appropriately rewards our executives.

Accordingly, in determining the amount and mix of compensation, the Committee seeks to provide a competitive compensation package, structure annual and long-term incentive programs that reward achievement of performance goals that directly correlate to the enhancement of sustained, long-term shareholder value, and promote executive retention. To accomplish these objectives, the Committee has structured our compensation programs to include the following key features:

•	base salaries, which generally are targeted to be at or below the median of market data;
•	annual incentive cash bonuses based on rigorous diluted EPS growth targets;
•	annual incentive cash bonuses are substantially “at risk” with 75% of the target bonuses earned only if the company achieves pre-established diluted earnings per share targets;
•	annual incentive cash bonuses of up to 150% of target bonus amounts may be earned if the company achieves diluted earnings per share in excess of target, with maximum payouts realized only when the company achieves earnings per share significantly higher than target;
•	up to 25% of an executive’s target bonus is subject to the Committee’s discretionary evaluation of qualitative factors, including individual performance, execution of our service model and achievement of company strategic initiatives, which serves to focus management on long-term initiatives;
•	equity-based compensation, which aligns our executives’ interests with those of our shareholders and promotes executive retention;

•	the Committee grants equity awards after the fiscal year based on the prior year’s performance, and accordingly considers such awards to be performance-based compensation; annual grants are made in respect of the prior fiscal year’s performance and are used by the Committee to achieve the desired total direct compensation for the prior fiscal year;
•	in fiscal 2012, we continued our practice of granting long-term equity awards in the form of stock options and restricted shares, with extended vesting schedules;
º	restricted shares vest 50% on the third anniversary of the grant date, with 25% vesting on each of the fourth and fifth anniversaries; stock options vest 25% on each of the first through fourth anniversaries of the grant date;
º	the 5-year vesting schedule for our restricted shares is significantly longer than the median 3-year period for our peer companies;
º	these extended vesting schedules promote retention and motivate our executives to create sustained, long-term shareholder value;
•	our “burn rate” (or the number of shares of Class A common stock subject to equity awards granted during the fiscal year as a percentage of the weighted-average outstanding shares of Class A common stock) for fiscal 2012 was 0.7%, below the 25th percentile of our peer companies; our 3-year average burn rate for fiscal 2010 through fiscal 2012 was 1.0%, at the 25th percentile of our peer companies; these figures reflect a more conservative share usage rate than most of our peers.

The Committee does not maintain policies for allocating among current and long-term compensation or among cash and non-cash compensation. Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the company’s key compensation goals set forth above. However, as a general matter, the Committee seeks to utilize equity-based awards to motivate executives to enhance long-term shareholder value and manages the dilutive effects of equity compensation through the company’s share repurchase program.

While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each specific NEO, there are no material differences in the compensation philosophies, objectives or policies for our NEOs. However, as executives assume more responsibility, a greater percentage of their total target cash compensation is allocated to annual incentive bonus compensation, and a greater percentage of their total direct compensation is allocated to equity compensation. We do not maintain a policy regarding internal pay equity. However, the Committee considers internal equity as part of its overall review of our compensation programs.

Our Chairman, Mitchell Jacobson, previously served as our chief executive officer from October 1995 to November 2005, when he was succeeded by David Sandler. Mr. Jacobson’s compensation is principally comprised of his base salary, and he does not participate in the annual cash incentive bonus program or annual equity grants. See “— Fiscal Year 2012 Executive Compensation — Compensation of Our Chairman.” Accordingly, the discussion in this Compensation Discussion and Analysis generally does not apply to Mr. Jacobson’s compensation.

Our executive officers generally do not have employment agreements, and serve at the will of our Board. Similarly, we generally do not enter into severance agreements with, nor do we have established severance arrangements for, our executive officers as part of the terms of their employment. This enables our Board to remove an executive officer, if necessary, prior to retirement or resignation whenever it is in our best interests. When an executive officer retires, resigns or is terminated, our Board exercises its business judgment in approving an appropriate separation or severance arrangement in light of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation from the company. Compensation that may become payable following a change in control of the company is discussed below under “— Change of Control Arrangements.”

Our Board regularly reviews senior level promotion and succession plans and is responsible for succession planning for the CEO position. On October 21, 2010, we announced a long-term succession plan for our Chief Executive Officer. On October 25, 2012, we announced that Mr. Sandler will cease to be Chief Executive Officer, effective January 1, 2013, and assume the position of Executive Vice Chairman. Mr. Gershwind will succeed Mr. Sandler as Chief Executive Officer. As described below under “— CEO Succession,” Mr. Sandler’s total compensation as Executive Vice Chairman will consist of base salary and all of the benefit plans generally available to our associates. Mr. Gershwind’s compensation will be increased in connection with his assuming the role of Chief Executive Officer. In addition, effective January 1, 2013, Mr. Jacobson will serve as Non-Executive Chairman and receive as compensation for this position the same cash and equity compensation that is paid to our non-employee directors for service on our Board.

We do not provide our executives with pension or supplemental retirement plans, nor have we entered into any deferred compensation arrangements with our executives. Accordingly, we believe that our compensation programs are clear and understandable, both for our executives and our shareholders.

Alignment with Compensation Best Practices

The Committee regularly reviews our compensation programs and peer company data and best practices in the executive compensation area. In past years, the Committee has recommended and our Board has approved changes in our compensation policies and practices in order to align with best practices. Key features of our compensation programs that align with best practices in executive compensation are:

•	we generally target the fixed and variable elements of our compensation at the median of the market data; however, total direct compensation, as well as individual components, may vary by executive based on the executive’s experience, level of responsibility and performance, competitive market conditions and other considerations;
•	our annual incentive cash bonuses are based on rigorous diluted EPS growth targets;
º	annual incentive cash bonuses are substantially “at risk” with 75% of the target bonuses earned only if the company achieves pre-established diluted earnings per share targets;
º	payout levels are capped at 150% of target bonus amounts and may be earned only when the company achieves earnings per share significantly higher than target;
º	up to 25% of an executive’s target bonus is subject to the Committee’s discretionary evaluation of qualitative factors, including individual performance, execution of our service model and achievement of company strategic initiatives, which serves to focus management on long-term initiatives;
º	the Committee retains negative discretion to reduce annual bonus payouts below the amounts otherwise payable based on EPS performance;
•	our equity-based compensation aligns our executives’ interests with those of our shareholders and promotes executive retention;
º	the Committee grants equity awards after the fiscal year based on the prior year’s performance, and accordingly considers such awards to be performance-based compensation; annual grants are made in respect of the prior fiscal year’s performance and are used by the Committee to achieve the desired total direct compensation for the prior fiscal year;
º	restricted shares vest 50% on the third anniversary of the grant date, with 25% vesting on each of the fourth and fifth anniversaries; stock options vest 25% on each of the first through fourth anniversaries of the grant date;
º	the 5-year vesting schedule for our restricted shares is significantly longer than the median 3-year period for our peer companies;
•	our burn rate for fiscal 2012 was 0.7%, below the 25th percentile of our peer companies; our 3-year average burn rate for fiscal 2010 through fiscal 2012 was 1.0%, at the 25th percentile of our peer companies; these figures reflect a more conservative share usage rate than most of our peers;

•	total direct compensation of our CEO for fiscal 2012, including the value of Mr. Sandler’s October 2010 restricted stock unit award annualized over a five-year period, was less than 2.9 times the average of the next three NEOs’ total direct compensation, and less than 1.4 times without annualizing such award;
•	our executives do not have severance agreements other than in connection with a change in control; our change in control agreements do not provide for any tax “gross-ups”;
•	our equity awards do not have “single trigger” accelerated vesting upon a change in control (our unvested equity awards accelerate only if the agreement resulting in a change in control does not provide for the continuation, substitution or assumption of such unvested equity awards);
•	we do not maintain pension plans or supplemental executive retirement plans (SERP), nor do we provide our executives with deferred compensation arrangements;
•	our 2005 Omnibus Incentive Plan expressly prohibits option repricing (including cash buyouts) of underwater options and share recycling for options and stock appreciation rights;
•	we have adopted stock ownership guidelines for our executives and other senior officers and non-employee directors;
•	we prohibit executives and senior officers from engaging in hedging transactions in company stock, trading options or other derivatives, or pledging company shares in margin accounts;
•	we have adopted an incentive compensation recoupment policy (also referred to as a “clawback” policy); and
•	we believe that we provide clear and transparent disclosures of our compensation programs and practices, so that our shareholders can understand the elements of our compensation programs, the reasons why we pay them, and how compensation is linked to performance, including our annual incentive performance targets and their achievement.

Results of the 2012 Say on Pay Advisory Vote

As required by Section 14A of the Exchange Act, we provided our shareholders with a “say on pay” advisory vote on executive compensation at our 2012 Annual Shareholders Meeting held on January 12, 2012. The advisory vote received the support of 95.1% of the votes cast at the annual meeting.

The Committee has carefully considered the results of the 2011 advisory vote on executive compensation. In addition, following the 2012 Annual Shareholders Meeting, we engaged in a wide-ranging dialogue between management and major institutional shareholders. This dialogue provided an excellent opportunity to communicate our compensation philosophy and discuss the linkage between our compensation programs, our business strategy and long-term financial and operating performance.

We are committed to continued engagement between shareholders and the company. As previously disclosed, we plan to hold the say on pay advisory vote on an annual basis. The Committee will consider feedback from our shareholders along with the results of the advisory vote as it completes its annual review of each pay element and the total compensation packages for our named executive officers with respect to the next fiscal year.

Compensation Committee

The Committee is directly responsible for determining, in consultation with our Board, the goals and objectives of our executive compensation programs and for the ongoing review and evaluation of our compensation programs to determine whether our compensation programs are achieving their intended objectives. The Committee also evaluates the design and mix of our compensation programs and makes adjustments, as appropriate, to manage risk. In consultation with our Board, the Committee has primary responsibility for overseeing and approving all compensation matters relating to, and setting the compensation levels of, the named executive officers and all of our other executive officers and senior officers. The Committee also administers our equity compensation plans. Members of management and independent consultants provide input and recommendations to the Committee, but decisions are ultimately made by the Committee.

How Compensation Decisions Are Made

In August of each year, the Committee receives a formal presentation from its independent compensation consultants, who report to the Committee on the competitiveness of the company’s compensation programs, as well as its alignment with the company’s compensation objectives. Based on the benchmarking data prepared by the Committee’s independent compensation consultants and the consultants’ evaluation of the company’s compensation programs, the Human Resources department of the company, with input from our Chief Executive Officer and Chief Financial Officer, prepares recommendations for our annual cash bonus program for the upcoming fiscal year and equity award grants to be made in respect of performance for the prior fiscal year. The Committee generally meets in September to review and consider the preliminary recommendations prepared by the Human Resources department and makes its final compensation decisions at its October meeting when the company’s fiscal year financial results are being considered by our Board. At its October meeting, the Committee also reviews achievement of the prior fiscal year’s annual cash bonus program and approves the annual bonus payouts. Base salary adjustments are made for our executive officers and other senior officers at the time of their individual performance reviews. Depending on company or individual circumstances, the Committee also may make other compensation decisions during the year.

Compensation Consultants

The Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. Beginning in 2009, the Committee has relied on competitive market data and analysis prepared by its independent compensation consultant, Frederic W. Cook & Co., Inc. (referred to in this discussion as F.W. Cook). To assist the Committee with its compensation decisions, F.W. Cook recommended to the Committee peer companies and general industry survey data for benchmarking, and provided competitive compensation data, benchmarking and analysis relating to the compensation of our Chief Executive Officer and other executives and senior officers based on such market data. As explained above in the section “— How Compensation Decisions are Made,” the Committee generally evaluates base salary and target bonuses at the beginning of the fiscal year and makes decisions on equity compensation awards (as well as final annual bonus payouts) after the end of the fiscal year. Equity awards were granted in October 2011 in respect of fiscal 2011 performance and in October 2012 in respect of fiscal 2012 performance.

F.W. Cook also furnishes the Committee with competitive compensation data for outside directors. Other than executive and director compensation consulting services provided to the Committee, F.W. Cook has not provided any other services to the company and will not provide any other services to the company without the approval of the Committee.

Competitive Positioning

In determining the amounts of base salary, incentive cash bonus opportunities and stock-based compensation for the named executive officers (other than our Chairman), and other executive officers and senior officers, the Committee reviewed and benchmarked the compensation levels of the named executive officers and other executive officers and senior officers against market data developed by F.W. Cook. Market data developed by F.W. Cook was comprised of peer group compensation data for the CEO, CFO and three other most highly compensated executives, as reported in the proxy statements of peer companies, together with compensation data by functional position derived from two third-party general industry surveys. Survey data for each position was collected based on functional matches within a revenue range comparable to the company. For our named executive officers (other than our Chairman), F.W. Cook gave one-third weighting to the peer company proxy compensation data and one-third weighting to the data from each of the two general industry surveys. In the case of Mr. Thomas Cox, one of the general industry surveys did not have relevant information, and accordingly, F.W. Cook gave equal weighting to the peer company proxy compensation data and the applicable general industry survey. The Committee believes that the competitive market data compiled by F.W. Cook provides an appropriate benchmarking resource. In developing the peer group of companies, F.W. Cook consulted with the company’s Human Resources department and the Chairman of the Committee to identify companies similar to the company in size and business mix. In addition, by balancing the peer company data with compensation data from two broad general industry surveys, the Committee believes that the benchmarking data is more representative and less subject to distortion. Peer companies and the two broad general industry surveys selected in 2011 and 2012 are the same.

Peer companies used in the competitive market data, as described above, are listed in the chart below, together with comparative information about revenue, net income, market capitalization, total assets and number of employees. The data in the table below is based on publicly available information as reported in SEC filings made prior to August 2012 and was the material presented by F.W. Cook to the Committee in August 2012 and used by the Committee in connection with its benchmarking in late fiscal 2012 as identified below. The company’s revenue is between the 25th percentile and median of the peer group; total assets are between the median and 75th percentile of the peer group; and net income and market capitalization are above the 75th percentile of the peer group:

(dollars in millions)

Company	Revenue(1)	Net Income(1),(2)	Total Assets(3)	Market Cap(4)	Employees(5)
Airgas, Inc.	$4,746	$313	$5,321	$6,461	15,000
Applied Industrial Technologies, Inc.	2,345	105	954	1,555	4,640
Beacon Roofing Supply, Inc.	2,001	78	1,252	1,182	2,294
BlueLinx Holdings Inc.	1,819	(37)	624	150	1,860
Fastenal Company	2,895	379	1,813	11,935	15,168
H&E Equipment Services, Inc.	759	19	787	527	1,646
Interline Brands, Inc.	1,266	38	1,033	798	3,595
Kaman Corporation	1,509	46	1,022	816	4,614
Lawson Products, Inc.	308	(8)	229	80	950
Patterson Companies, Inc.	3,536	213	2,739	3,826	7,059
PSS World Medical, Inc.	2,102	74	1,156	1,058	4,100
Rush Enterprises, Inc.	2,912	64	1,835	632	3,865
ScanSource, Inc.	2,996	74	1,208	845	1,370
United Natural Foods, Inc.	5,051	83	1,582	2,682	6,900
Watsco, Inc.	3,077	91	1,351	2,523	4,300
WESCO International, Inc.	6,300	212	3,147	2,508	7,100
W.W. Grainger, Inc.	8,388	688	4,751	13,413	21,400
Summary Percentiles: 17 Companies
75th Percentile	$3,536	$212	$1,835	$2,682	7,059
Median	2,895	78	1,252	1,182	4,300
25th Percentile	1,819	46	1,022	798	2,294
MSC Industrial Direct	$2,254	$250	$1,379	$4,148	4,644
– Percentage rank	41%	84%	57%	82%	63%

(1)	Determined as of the most recently reported four fiscal quarters ended prior to August 2012.
(2)	Excludes extraordinary items and discontinued operations.
(3)	Determined as of the most recently reported fiscal quarter end prior to August 2012.
(4)	Determined as of June 30, 2012, as calculated by a third party vendor.
(5)	Determined as of the most recently reported fiscal year end prior to August 2012.
(6)	Data for MSC is with respect to the four fiscal quarters ended May 26, 2012, the company’s last quarter ended prior to August 2012.

Competitive market data prepared by F.W. Cook in late fiscal 2011 was used by the Committee for the following purposes:

•	to benchmark base salary adjustments for fiscal year 2012;
•	to determine equity awards granted in October 2011 in respect of fiscal year 2011 performance;

•	to benchmark threshold, target and maximum award opportunities under our annual cash incentive bonus program for fiscal year 2012; and
•	as part of the Committee’s evaluation of whether the operation of the company’s overall compensation programs achieved their desired objectives based upon actual fiscal year 2011 compensation. In this regard, the Committee evaluated fiscal year 2011 total direct compensation as the sum of (i) base salary, (ii) the annual cash incentive bonus paid in respect of fiscal year 2011 performance, and (iii) the October 2011 equity awards granted in respect of fiscal year 2011 performance.

Competitive market data prepared by F.W. Cook in late fiscal 2012 was used by the Committee for the following purposes:

•	to determine equity awards granted in October 2012 in respect of fiscal year 2012 performance; and
•	as part of the Committee’s evaluation of whether the operation of the company’s overall compensation programs achieved their desired objectives based upon actual fiscal year 2012 compensation. In this regard, the Committee evaluated fiscal year 2012 total direct compensation as the sum of (i) base salary, (ii) the annual cash incentive bonus paid in respect of fiscal year 2012 performance, and (iii) the October 2012 equity awards granted in respect of fiscal year 2012 performance.

In addition, the Committee uses the 2012 F.W. Cook market data to benchmark base salary adjustments for fiscal year 2013, if warranted, and to determine threshold, target and maximum award opportunities under our annual cash incentive bonus program for fiscal year 2013.

The Committee generally seeks to set annual base salary, total target cash compensation (the sum of base salary and target annual bonus) and total target direct compensation (the sum of total target cash compensation and long-term equity compensation) based on achievement of target company performance goals at the median, or 50th percentile, of the market data. Maximum total cash compensation (the sum of base salary and maximum annual bonus) and maximum total direct compensation (the sum of maximum total cash compensation and long-term equity compensation) generally are targeted to approximate the 75th percentile of the market data only when the company significantly overachieves its performance goals. The Committee believes that this competitive positioning is consistent with the goals of the company’s compensation programs, by linking pay to performance and providing top-tier compensation only when the company achieves superior performance.

As secondary comparative compensation data for our named executive officers, the Committee also reviewed the median and average compensation levels of the named executive officers at a geographic peer group comprised of five public companies whose headquarters are located on Long Island, New York. F.W. Cook compiled data derived from the most recent proxy statements of these companies. The Committee does not benchmark compensation against this peer group and uses this data only for reference purposes and as additional validation of the primary market data used for benchmarking. In reviewing the data, the Committee noted that fiscal 2012 total direct compensation for our named executive officers was significantly below the median and average figures in the geographic peer group.

The geographic peer group is comprised of the following companies:

Arrow Electronics, Inc.	Cablevision Systems Corporation
CA, Inc.	Henry Schein, Inc.
Pall Corporation

Role of Executive Officers in Compensation Decisions

As part of its process, the Committee meets with our Chief Executive Officer and our Chairman to obtain recommendations with respect to the structure of our compensation programs and compensation decisions, including the performance of individual executives. The Committee obtains our Chairman’s input on the compensation of our Chief Executive Officer and our Chief Executive Officer provides the Committee with input on the compensation of the other named executive officers (other than our Chairman) and other executive officers and senior officers. Our Executive Vice President, Human Resources collects and analyzes relevant data, including comparative compensation data prepared by F.W. Cook, which is used by the Committee to make compensation decisions.

CEO Succession

As noted above, on October 25, 2012, we announced that, effective January 1, 2013, Mr. Gershwind will serve as President and Chief Executive Officer, Mr. Sandler will serve as Executive Vice Chairman of the Board, and Mr. Jacobson will serve as Non-Executive Chairman of the Board. In connection with Mr. Gershwind’s promotion to President and Chief Executive Officer, Mr. Gershwind’s annual base salary will be increased to $600,000, effective January 1, 2013. In addition, Mr. Gershwind will participate in our annual cash incentive bonus program for fiscal year 2013, and will be eligible for equity awards under our annual equity award program. Effective January 1, 2013, Mr. Sandler’s annual base salary as Executive Vice Chairman of the Board will be $775,000. Mr. Sandler will not participate in our annual incentive bonus plan for fiscal year 2013 or receive equity awards under our annual equity award program, but will be entitled to participate in all of the benefit plans generally available to our associates. Mr. Jacobson will receive as compensation for serving as Non-Executive Chairman of the Board the same cash and equity compensation that is paid to non-employee directors.

Fiscal Year 2012 Executive Compensation

Summary of Fiscal Year 2012 Compensation Decisions

The Committee believes that management performed well during fiscal year 2012 by executing the company’s strategic plan in a challenging economy, producing record levels of revenue and profitability and positioning the company for continuing revenue and margin growth. For fiscal year 2012, the company achieved adjusted diluted earnings per share of $4.10, which represents year-over-year growth of 19.5%, resulting in bonus payouts between the target and maximum levels under our annual cash incentive bonus program. Consistent with the Committee’s compensation philosophy, base salaries generally remained below the median level of the market data. Equity awards granted to Messrs. Gershwind and Kaczka in October 2012 were set at levels to result in total direct compensation at below the median of the market data. Mr. Cox’ equity grant had the same value as his equity awards granted in October 2011. Mr. Sandler has not participated in our annual equity award program for the past three years as a result of the restricted stock unit award granted to Mr. Sandler in October 2010 as part of the company’s CEO succession planning. The grant date fair value of Mr. Sandler’s restricted stock unit award in October 2010 was $10 million. For reference purposes and to assess Mr. Sandler’s overall compensation, the Committee annualizes the award over a five-year period, but the Committee only benchmarks Mr. Sandler’s base salary and annual incentive cash bonus award.

Total cash compensation for our Chief Executive Officer in fiscal 2012 was 5% lower than his total cash compensation in fiscal year 2011, and was between the median and 75th percentile of the market data. Total direct compensation for Mr. Gershwind in fiscal 2012 was 14% higher than in fiscal 2011, reflecting his promotion to President and Chief Operating Officer in October 2011. Mr. Gershwind’s fiscal 2012 total direct compensation was 17% below the median of the market data. Total direct compensation for Mr. Cox in fiscal 2012 was 3% lower than in fiscal 2011 and was 4% above the 75th percentile of the market data. As Mr. Kaczka’s employment commenced in mid-fiscal 2011, the comparison of Mr. Kaczka’s total direct compensation in fiscal 2012 versus fiscal 2011 is not relevant. Total direct compensation for Mr. Kaczka in fiscal 2012 was 10% below the median of the market data. Based on company and individual performance, the Committee believes that compensation levels for fiscal year 2012 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.

Compensation of our Chairman

Mitchell Jacobson has served as our Chairman since January 1998 and previously served as our President from October 1995 through November 2003, when David Sandler was promoted to that position, and as our Chief Executive Officer from October 1995 through November 2005, when he was succeeded by Mr. Sandler.

Mr. Jacobson’s compensation for fiscal year 2012 consisted principally of his base salary of $975,000. Mr. Jacobson does not participate in our annual cash incentive program, nor does he receive long-term equity compensation. The Committee has determined that Mr. Jacobson’s base salary and benefits properly compensate Mr. Jacobson for his ongoing leadership and vision and his years of experience serving the company. Given Mr. Jacobson’s substantial equity ownership, the Committee does not believe it is appropriate for Mr. Jacobson’s compensation package to include performance-based compensation elements. Mr. Jacobson’s compensation is not benchmarked against market data because his position is unique to our company, and the Committee therefore evaluates his compensation based on the considerations discussed above. The Committee reviews Mr. Jacobson’s compensation on an annual basis. Mr. Jacobson’s base salary of $975,000 in fiscal year 2012 was unchanged from his base salary in fiscal year 2011. Effective January 1, 2013, Mr. Jacobson will cease to be an executive officer of the company and will no longer receive compensation as an associate of the company. Instead, Mr. Jacobson will receive the non-employee director compensation described under the heading “Director Compensation.”

Elements of Compensation

We allocate compensation among the following components for our named executive officers (other than our Chairman):

•	base salary;
•	annual incentive cash bonuses;
•	stock-based compensation in the form of stock options and restricted shares; and
•	other benefits.

NEO Compensation Showing Equity Awards Granted for Fiscal 2012 Performance

As described in more detail in “— Long-Term Stock-based Compensation” below, the Committee’s practice is to grant equity-based awards annually in respect of the prior fiscal year’s performance to achieve the desired total direct compensation for the prior fiscal year. The table below shows the components of total direct compensation for fiscal 2012, based on restricted shares and options granted in October 2012 in respect of fiscal 2012 performance. This table is presented to show the compensation actions taken by the Committee with respect to fiscal year 2012. The table differs substantially from the Summary Compensation Table on page 41 of this proxy statement and is not a substitute for the information presented in the Summary Compensation Table.

Named Executive Officer	Base Salary ($)(1)	Annual Incentive Cash Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Total Direct Compensation ($)
Mitchell Jacobson	975,000	—	—	—	975,000
David Sandler	790,000	1,136,000	(3)	—	1,926,000
Erik Gershwind	450,000	430,400	269,991	479,999	1,630,390
Jeffrey Kaczka	412,000	250,700	199,975	349,987	1,212,662
Thomas Cox	345,245	250,700	259,989	472,819	1,328,753

(1)	Base salary reflects base salary levels as of the fiscal year end. The Summary Compensation Table on page 41 of this proxy statement reflects a 53-week fiscal year, which included 27 bi-weekly payroll periods.
(2)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us on October 24, 2012, calculated in accordance with FASB ASC Topic 718.
(3)	On October 19, 2010, and as part of the Board’s long-term succession planning, Mr. Sandler received a special grant of 183,418 restricted stock units with a grant date value of $9,999,949. Beginning in October 2010, Mr. Sandler has not participated in the annual equity award program. For reference purposes and to assess Mr. Sandler’s overall compensation, the Committee annualizes the award over a five-year period. However, because the full value of the award was reported in last year’s proxy statement, the annualized amount of $2 million is not included in the Table.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions, as well as salaries paid to the executives’ peers within the company. Base salaries are typically adjusted each year in connection with the executives’ performance evaluations to take into account competitive market data, individual performance and promotions or changed responsibilities. The Committee seeks to target base salary levels at or below the median of the market data. However, in individual cases, base salary levels may differ based upon the executive’s experience, individual performance and other considerations. During fiscal 2012, Mr. Sandler’s base salary, which had not been increased since fiscal 2008, was increased by 6.8% to better align with the median of the market data. In connection with Mr. Gershwind’s promotion to President and Chief Operating Officer effective October 21, 2011, Mr. Gershwind’s base salary was increased to $450,000. Messrs. Kaczka’s and Cox’s base salaries were increased by 3%. Base salary levels generally remained below the median of the market data.

Annual Incentive Bonus Program

Our annual incentive cash bonus program has two components: a performance component based on achievement of earnings per share levels, and a discretionary component based on the Committee’s qualitative evaluation of individual performance and management achievement of strategic business initiatives. Key elements of the program are as follows:

•	achievement of threshold, target and maximum bonus awards for the performance component is based on achievement of adjusted diluted earnings per share levels;
•	threshold, target and maximum bonus award levels are set at dollar amounts based on competitive benchmarking;
•	up to 25% of an executive’s target bonus is subject to the Committee’s discretionary evaluation of qualitative factors, including individual performance, execution of our service model and achievement of strategic business initiatives;
•	maximum bonus payout is 150% of target;
•	for the performance component, the threshold EPS level is set at 90% of target EPS with incremental dollar payouts for each penny of additional EPS between threshold and target EPS levels;
•	for achievement of EPS between target and maximum levels, each penny of additional EPS results in an incremental bonus payout; and
•	the Committee retains negative discretion to reduce annual bonus payouts below the amounts otherwise payable based on EPS performance.

Fiscal 2012 Annual Incentive Awards for NEOs

For fiscal year 2012, the Committee established target payouts based upon the achievement of adjusted diluted earnings per share of $4.04. Threshold payouts were fixed at 25% of target assuming full payout of the discretionary component. At diluted EPS levels above 90% of target EPS, or $3.64, the bonus program provided for additional bonus payouts based on straight line interpolation, which means that for each additional penny of EPS between $3.64 and $4.04, the executive receives an amount equal to 1.875% of the target payout. Maximum payouts were fixed at 150% of target assuming full payout of the discretionary component and were based on achievement of EPS of $4.17. At EPS levels between $4.04 and $4.17, straight line interpolation was used to provide for additional payments of 3.85% of the target payout for each additional penny of EPS. Each year, the Committee establishes the values of threshold, target and maximum award opportunities under the annual incentive bonus program. The values of these opportunities are based on comparative compensation data as discussed above under “— Competitive Positioning.” Generally, target bonuses are established so that the executive’s target total cash compensation trends toward the median of the market data, with maximum bonuses intended to position the executive’s total cash compensation at approximately the 75th percentile of the market data. For threshold, target and maximum dollar amounts of incentive bonus award opportunities under our annual incentive bonus program for the named executive officers (other than our Chairman), please see the Fiscal Year 2012 Grants of Plan-Based Awards table beginning on page 43 of this proxy statement.

The target EPS of $4.04 represented a year-over-year growth rate of 17.8% from fiscal 2011 EPS of $3.43 (which represented a year-over-year growth rate of 44.7%). The maximum EPS payout level of $4.17 represented a year-over-year growth rate of 21.6%. These levels were set to align with our business plan which included continued significant investment spending and expectations of a more moderate growth environment in fiscal 2012. In setting adjusted EPS levels, the Committee took into consideration that the fourth quarter of fiscal 2012 included an additional week.

In calculating diluted EPS for purposes of determining bonus payouts, we excluded certain acquisition-related expenses, but did not exclude non-recurring costs of $1.2 million associated with the co-location of the company’s headquarters in Davidson, North Carolina. The effect of excluding the acquisition-related expenses was an increase of $.01 . The Committee excludes items which it determines are not related to the company’s ongoing operational performance so that non-recurring items do not interfere with the incentive purpose of the annual bonus program and to achieve comparability of the annual bonus program on a year-to-year basis.

The Committee retains discretion to reduce annual bonus payouts below the amounts otherwise payable based on EPS performance where it determines that circumstances exist that had a negative effect on the company but were not reflected in EPS. The Committee did not make any such adjustments for fiscal year 2012.

Annual bonus awards for the named executive officers (other than our Chairman, who did not participate in the 2012 annual incentive bonus program) were made under our shareholder-approved 2005 Omnibus Incentive Plan in order to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986. Awards under the plan were made at levels of 1% of EBIT for our Chief Executive Officer and 0.6% of EBIT for other executive officers, subject to the Committee’s exercise of discretion to reduce the actual payouts. Consistent with the Committee’s policy, the Committee exercised its discretion to reduce the payouts under the awards so that actual payouts were equal to the payouts determined under our 2012 annual incentive bonus program.

Based on adjusted diluted EPS of $4.10, the named executive officers were awarded annual incentive bonuses at between the target and maximum payout levels (123% of target). For fiscal year 2012, the Committee determined to pay the full discretionary component equal to 25% of target (which is included within the 123% of target payout level).

For the named executive officers (other than our Chairman, who did not participate in the 2012 annual incentive bonus program), the following chart shows the annual bonus payout levels (threshold, target, maximum and actual) as a percentage of target bonus for fiscal year 2012 based upon the achievement of adjusted diluted EPS, assuming payout of the discretionary component of 25% of target payout:

Annual Incentive Bonus Payout Levels

	Adjusted Diluted EPS		Bonus Payout (% Target)
Actual	$4.10		123.0%
Maximum	$4.17		150.0%
Target	$4.04	(1)	100.0%
Threshold	$3.64	(2)	25.0%

(1)	The payout increases in linear progression with each penny increase in EPS above the target EPS of $4.04 until the maximum payout EPS level of $4.17 is achieved.
(2)	If threshold EPS of $3.64 was not exceeded, the executive does not receive any of the EPS component of the cash incentive award. Cash incentive awards increase in linear progression with each penny of EPS above the minimum until the target EPS of $4.04 is achieved.

For the discretionary component of the annual incentive bonus program, with the participation of senior management, the Committee establishes annual strategic business initiatives at the beginning of each fiscal year, which are aligned with the company’s five-year business plan. Achievement of these strategic initiatives is tracked regularly by management and management reports to our Board and the Committee on a quarterly basis. The Committee believes that this component of the annual incentive bonus program serves to focus management on the achievement of our long-term business strategies. For fiscal year 2012, strategic initiatives included the following:

•	growing and optimizing our sales force;
•	enhancing our e-Commerce platform;
•	enhancing our metalworking capabilities;
•	adding to our private branded product offering;
•	expanding our vending machines solutions; and
•	improving our supply chain management.

The Committee also evaluates individual performance as part of the discretionary component of the annual incentive bonus program. The individual performance factors considered under the discretionary component of the annual incentive bonus program are the following:

•	the executive’s contribution to team achievement of strategic business initiatives in which he or she participates;
•	the executive’s level of responsibility;
•	the executive’s exhibited individual initiative; and
•	the executive’s effectiveness in managing his or her direct reports or staff members.

The Committee believes that bonuses awarded under our annual incentive bonus program appropriately reflected the company’s performance and appropriately rewarded the performance of the named executive officers.

Mr. Kaczka was appointed our Executive Vice President and Chief Financial Officer effective April 2011. As part of Mr. Kaczka’s employment package, he received a $200,000 cash signing bonus, $100,000 of which was paid in fiscal year 2012.

Long-Term Stock-based Compensation

At its October 2011 and 2012 meetings, the Committee approved annual equity awards, including awards to the named executive officers and other executive officers and senior officers. As noted above, as a result of the restricted stock unit award granted to Mr. Sandler as part of the company’s CEO succession planning, Mr. Sandler no longer participates in the annual equity award program. The Committee’s practice is to grant awards annually at its October meeting at the time our Board reviews financial results for the prior fiscal year. The annual grants are made in respect of the prior fiscal year’s performance and are used by the Committee to achieve the desired total direct compensation for the prior fiscal year.

The Committee grants stock options and restricted shares under our 2005 Omnibus Incentive Plan in order to provide competitive compensation, promote retention, and to align the interests of our executives with those of our shareholders. We believe that providing combined grants of stock options and restricted shares effectively focuses our executives on delivering long-term value to our shareholders. Stock options motivate our executives to increase shareowner value because the options only have value to the extent the price of MSC stock on the date of exercise exceeds the stock price on the date of grant, and thus compensation is realized only if the stock price increases over the term of the award. Restricted share awards reward and retain the executives by offering them the opportunity to receive MSC shares on the date the restrictions lapse so long as they continue to be employed by the company. The Committee does not have a policy on allocating between options and restricted stock awards, but seeks to balance the retentive value of restricted stock awards which have a more stable value as compared with options.

The Committee’s policy in recent years has been to provide for vesting in four equal increments on each of the first four anniversary dates of the date of grant for stock options with terms of seven years. For grants of restricted stock, the Committee’s policy has been to provide for vesting in three increments, with 50% of the grant vesting on the third anniversary and 25% vesting on each of the fourth and fifth anniversaries. The Committee believes that, since these vesting periods are longer than vesting periods typically found among our competitors, this aspect of our equity compensation package promotes executive retention and management stability, and fosters focus on long-term growth aligned with building shareholder value.

In granting equity awards, the Committee takes into consideration the dilutive effect on earnings to all of our shareholders once the shares are issued or vested, and seeks to mitigate this effect by repurchasing shares from time to time under our stock buyback program. The Committee also evaluates and benchmarks its annual equity grants as a percentage of outstanding shares and the fully diluted overhang of outstanding equity awards plus shares available for grant. Our burn rate for fiscal 2012 was 0.7%, below the 25th percentile of our peer companies; our 3-year average burn rate for fiscal 2010 through fiscal 2012 was 1.0%, at the 25th percentile of our peer companies; these figures reflect a more conservative share usage rate than most of our peers. Our fully diluted equity overhang as of the fiscal 2012 year end is also below the 25th percentile of our peer companies.

As discussed below under “— Change of Control Arrangements,” the vesting of outstanding stock options and the lapse of restrictions on restricted stock only accelerate if there is a change of control of the company and such awards are not continued, assumed or substituted in connection with the transaction. Because there is no acceleration of awards unless the awards otherwise would be terminated, we consider our outstanding equity awards to be subject to “double trigger” accelerated vesting.

Grants During Fiscal Year 2012 (in Respect of Fiscal Year 2011 Performance)

The number of stock options and restricted shares granted to the named executive officers (other than our Chairman and Mr. Sandler) in fiscal year 2012, and the grant-date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Fiscal Year 2012 Grants of Plan-Based Awards table beginning on page 43 of this proxy statement. These equity awards were granted in respect of fiscal year 2011 performance. Equity awards granted in October 2011 were based on overall company and individual performance of the named executive officers, and were intended to result in total direct compensation trending towards the 75th percentile of the market data, with certain exceptions discussed below. The Committee made these awards based on achievement of record levels of revenue and profitability. For fiscal year 2011, the company achieved adjusted diluted earnings per share of $3.43, which represented year-over-year growth of 44.7%, and $0.38 in excess of the maximum earnings per share level of $3.05 required for the maximum payout of the annual cash incentive bonus. In the case of David Sandler, Mr. Sandler has not participated in our annual equity award program since October 2010 when he received a special restricted stock unit award as part of our CEO succession planning. Total direct compensation in fiscal 2011 for Mr. Gershwind was 40% below the 75th percentile of the market data and total direct compensation for Mr. Cox was 20% above the 75th percentile of the market data. Mr. Kaczka’s equity awards in October 2011 were targeted at the median of the market data; Mr. Kaczka also received a signing bonus of restricted shares with a grant date value of $300,000.

Grants During Fiscal Year 2013 (in Respect of Fiscal Year 2012 Performance)

The number of stock options and restricted shares granted to the named executive officers (other than our Chairman and Mr. Sandler) in fiscal year 2013, and the grant-date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Equity Awards Granted in the First Quarter of Fiscal Year 2013 table on page 44 of this proxy statement. These equity awards were granted in respect of fiscal year 2012 performance. Equity awards granted in October 2012 were based on overall company and individual performance of the named executive officers, and were intended to result in total direct compensation trending towards the median of the market data, with the following exceptions. As discussed above, Mr. Sandler no longer participates in our annual equity award program. In addition, as noted earlier, total direct compensation for Mr. Gershwind was 17% below the median of the market data and was 10% below the median of the market data for Mr. Kaczka. Total direct compensation for Mr. Cox was 4% above the 75th percentile of the market data.

Administration of Equity Award Grants

The Committee grants options with exercise prices set at the market price on the date of grant, based on the closing market price on the date of grant. Our current policy is that options and restricted share awards to executive officers and other senior officers are granted on an annual basis at the October meeting of the Committee, which occurs when our Board reviews annual financial results and when the Committee completes its annual compensation review process. The approval process specifies:

•	the individual receiving the grant;
•	the dollar value of stock options, with the number of options to be determined based on a Black-Scholes valuation; and
•	the dollar value of restricted shares, with the number of restricted shares to be determined based on the closing price of our shares on the date of grant.

Grants for associates other than officers also are approved by the Committee and the Committee does not delegate authority for making grants to any member of management. Our current policy provides that off-cycle grants and promotion and new hire grants may be approved at regularly scheduled or special meetings. We do not time our equity award grants relative to the release of material non-public information.

Hedging Policy; Pledging

Under our insider trading policy, short-selling, margin transactions, trading in exchange-traded options and engaging in hedging transactions such as prepaid variable forward contracts, are prohibited. Our insider trading policy also prohibits pledging shares in margin accounts.

Benefits and Perquisites

We provide our executives with certain health and insurance benefits, as well as travel and other perquisites. Our executives can participate in our 401(k) plan (which includes company matching contributions of 50% up to the first 6% of a participant’s contributions), our Associate Stock Purchase Plan and our health benefit and insurance programs on the same basis as all our associates. We provide our current Chief Executive Officer with aircraft commutation and local housing benefits, and our Chairman with a personal assistant, in each case on a “grossed up” basis to reimburse the executive for income taxes on such benefits. See “Executive Compensation — Summary Compensation Table” beginning on page 41 of this proxy statement (and the “all other compensation” table at footnote 6 thereto) for additional detail and quantification of these benefits. We also provide our executives with either a car allowance or a leased vehicle. Generally, our travel policies provide that executives travel coach class (domestic) and business class (international) on company business and pay the travel and related expenses of any family member that may accompany them. Effective January 1, 2013, Mr. Sandler will serve as Executive Vice Chairman of the Company and will not be eligible for personal use of the company aircraft or receive the automobile, housing and travel allowance he has historically received, or continue to receive tax gross-ups.

We do not provide any other executive perquisites such as supplemental life insurance, financial planning, country club membership, or special health benefits.

Change of Control Arrangements

All of our current named executive officers are parties to “change in control” severance arrangements, other than Mr. Jacobson, who is not a party to any employment or change in control agreement. In addition, Mr. Sandler’s change in control agreement will terminate on the succession date provided under Mr. Sandler’s restricted stock unit award, which will be December 31, 2012. For a description of our executives’ change in control agreements, see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control” beginning on page 47 of this proxy statement.

We believe that such arrangements are important to promote the stability of our business and our key personnel during the transition period following a change in control transaction, and to keep our executives focused on the business rather than on their employment prospects. These arrangements serve to assure the retention of key executives in order to successfully execute a change of control transaction. To this end, the change of control benefits only are provided if the executive remains with the company through the change of control and is terminated or his duties are substantially changed, commonly referred to as a “double trigger.” See the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control Agreements” beginning on page 47 of this proxy statement. We do not have any other severance arrangements with our named executive officers, other than as provided in Mr. Sandler’s restricted stock unit award discussed in such section and in respect of the operation of the acceleration features of our equity plans discussed below.

As discussed in more detail in the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Equity Award Plans” beginning on page 48 of this proxy statement, since January 2006, all stock options and restricted stock awards have been made under the 2005 Omnibus Incentive Plan. Under the 2005 Omnibus Incentive Plan, in the event of a change in control transaction pursuant to a merger agreement, outstanding stock options and restricted stock awards shall be continued, assumed or substituted if so provided in the merger agreement. In the absence of a merger agreement which addresses the effects of a change of control, the vesting of outstanding options shall accelerate and the restrictions applicable to all restricted stock awards shall lapse and all such awards shall be settled at a change of control price, which is generally defined as the highest price paid in a tender offer or merger transaction. The Committee believes that these provisions provide our Board with appropriate flexibility to address the treatment of options and restricted shares in a merger or similar transaction that is approved by our Board, while providing appropriate protections to our executives and other associates in transactions which are not approved by our Board. Because there is no acceleration of awards unless the awards otherwise would be terminated, we consider our outstanding equity awards to be subject to “double trigger” accelerated vesting.

Executive Incentive Compensation Recoupment Policy

On October 13, 2009, the Committee recommended and our Board adopted an Executive Incentive Compensation Recoupment Policy. The policy covers all executive officers of the company, as well as the company’s corporate controller, and applies to incentive awards under our annual incentive compensation plan and equity awards under our equity plans, granted or awarded after the adoption of the Policy. The policy provides our Board with discretion to obtain recoupment of awards as follows:

•	in the event of a significant restatement of financial results, other than as a result of a change in accounting principles (a “Restatement”), the Board may recoup cash incentive bonuses and equity awards that were paid or that vested to the extent that the amount paid or that vested would have been lower if the financial results had been properly reported;
•	in the event of a Restatement where a covered officer engaged in misconduct that caused or partially caused the need for the Restatement, the Board may take any or all of the following actions with respect to such covered officer: (i) recoup all cash incentive bonuses and equity awards that were paid or that vested based upon the achievement of financial results that were subsequently reduced due to the Restatement, (ii) cancel outstanding equity awards, (iii) recoup any shares received from the vesting or exercise of equity awards, and (iv) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards; and
•	in the event that following termination of employment, a covered officer breaches his or her non-competition, non-solicitation or non-disclosure covenants owed to the company, the Board may take any or all of the following actions with respect to such covered officer: (i) cancel outstanding equity awards, (ii) recoup any shares received from the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment, and (iii) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment.

The Board only may seek recoupment in cases of a Restatement if either the Restatement shall have occurred within 36 months of the publication of the audited financial statements that have been restated, or the Audit Committee of the Board shall have taken steps to consider a Restatement prior to the end of such 36 months and the Restatement occurs within 48 months of the publication of the audited financial statements.

In the event of a change in control, as defined in the company’s 2005 Omnibus Incentive Plan, the company’s right to seek recoupment shall terminate.

Executive Stock Ownership Guidelines

To more closely align the interests of our management with those of our shareholders, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted stock ownership guidelines for all of our executive officers on November 15, 2011. The ownership guidelines provide for our Section 16 executive officers to own a minimum number of shares, which (i) for each of our Chairman, Executive Vice Chairman and Chief Executive Officer, is the number of shares having a value equal to at least six times such executive’s annual base salary, (ii) for our Chief Operating Officer, is the number of shares having a value equal to at least four times such executive’s annual base salary, (iii) for any Executive Vice President, is the number of shares having a value equal to at least three times such executive’s annual base salary, (iv) for any Senior Vice President, is the number of shares having a value equal to at least two times such executive’s annual base salary, and (v) for any Vice President, is the number of shares having a value equal to at least one times such executive’s annual base salary. All shares held by our executives, including unvested restricted shares and restricted stock units but not including shares underlying unexercised stock options, count toward these guidelines. The guidelines provide for our executives to reach these goals within the later of five years from the date on which the guidelines were adopted or five years from the date on which the executive is appointed. Once an executive has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership. If an executive has not satisfied his or her proportionate minimum stock ownership guideline, the executive must retain an amount equal to 100% of the net shares received as a result of the exercise of stock options or the vesting of restricted shares or restricted stock units. All of our executive officers are in compliance with their current stock ownership guidelines. In addition to our stock ownership guidelines, we believe that the extended vesting provisions of our options and restricted stock awards for our executives properly align their interests with those of our shareholders, and encourage and incentivize long-term planning and strategic initiatives to enhance shareholder value.

Federal Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to our Chief Executive Officer and the three other most highly compensated executive officers (excluding our Chief Financial Officer). We design our compensation programs to consider the effect of Section 162(m) together with the objectives of our compensation programs. Stock options granted under our equity compensation plans are intended to qualify as performance-based compensation for purposes of Section 162(m), but annual restricted share awards under such plans do not qualify as performance-based compensation, and are therefore subject to the $1 million limit on deductible compensation. Mr. Sandler’s RSU Award was structured to qualify as performance-based compensation. In addition, annual cash bonuses under our fiscal year 2012 annual cash incentive program were made under our shareholder-approved 2005 Omnibus Incentive Plan and are intended to qualify as performance-based compensation for purposes of Section 162(m). Although the Compensation Committee may determine it necessary to pay non-deductible compensation to achieve our executive compensation objectives, we do not anticipate that we will pay any material non-deductible compensation.

COMPENSATION RISK ASSESSMENT

The Compensation Committee of our Board engaged F.W. Cook to conduct a comprehensive risk assessment of our incentive-based compensation plans in 2010 to assist the Compensation Committee in its compensation risk assessment. In its report to the Compensation Committee, F.W. Cook determined that our incentive plans were well-aligned with sound compensation design principles. In 2012, at the request of the Compensation Committee, F.W. Cook updated and confirmed its earlier assessment. Based on the Compensation Committee’s review and the F.W. Cook reports, the Compensation Committee believes that our compensation programs do not encourage excessive or inappropriate risk-taking on the part of our associates, including our executive and senior officers. The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value. In its review, the Compensation Committee noted the following features:

•	executive and senior officer pay mix balances fixed and variable cash compensation, cash and equity, and annual and longer-term incentive compensation;
•	our executive incentive bonus plan includes the following design features which the Compensation Committee believes properly incentivize senior management:
º	target bonuses generally do not exceed 100% of base salary;
º	maximum payouts are capped at 150% of target;
º	payout levels are calculated on a straight line interpolation basis between threshold and target levels and between target and maximum levels, rather than providing for significantly different payout levels based on small changes in operating results;
º	25% of the target bonus is subject to the Compensation Committee’s discretionary evaluation of qualitative factors, including individual performance, execution of our service model and achievement of company strategic initiatives, which serves to focus management on longer-term initiatives;
º	75% of target awards and award levels above target are based on achievement of diluted earnings per share, which the Compensation Committee retains discretion to adjust to account for non-recurring and other similar items; and
º	the Compensation Committee retains discretion to reduce bonus payouts below the amounts otherwise payable based on performance where it determines that circumstances exist that had a negative effect on the company but were not reflected in earnings per share performance and to award discretionary bonuses above the maximum payout levels to reward extraordinary performance;
•	annual non-management bonus plans for corporate, sales and other business functions allocate a lower percentage of variable cash compensation than for management with bonus awards based on subjective assessment of individual performance (except for sales commissions which generally do not exceed 30% of total cash compensation);
•	long-term equity awards constitute a significant portion of executives’ and senior officers’ compensation, thereby focusing such individuals on enhancing long-term shareholder value; and
•	equity awards for all associates provide vesting periods of four years for stock options and five years for restricted stock awards.

In addition to the design and mix of our compensation programs, to further align our executive officers’ interests with our shareholders and mitigate risk relating to our compensation programs, the company has adopted an Executive Incentive Compensation Recoupment Policy, which is described in the section entitled “Compensation Discussion and Analysis — Executive Incentive Compensation Recoupment Policy,” and stock ownership guidelines for all of our executive officers, which is described in the section entitled “Compensation Discussion and Analysis — Executive Stock Ownership Guidelines.”

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of our Board has reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report. Based on this review and discussion, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board,

Denis Kelly (Chairman)
Jonathan Byrnes
Roger Fradin
Louise Goeser
Philip Peller

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the following named executive officers for services rendered to the company during the fiscal years ended September 1, 2012, August 27, 2011 and August 28, 2010:

•	our Chief Executive Officer;
•	our Executive Vice President and Chief Financial Officer; and
•	the three other most highly compensated executive officers with respect to, and who were serving as executive officers at the end of, the 2012 fiscal year.

A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” preceding this discussion. Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Mitchell Jacobson Chairman of the Board	2012	1,012,500	—	—	—	—	301,175	1,313,675
	2011	975,000	—	—	—	—	253,660	1,228,660
	2010	975,000	—	—	—	—	235,001	1,210,001

David Sandler Chief Executive Officer	2012	810,769	—	—	—	1,136,000	688,403	2,635,172
	2011	740,000	—	9,999,949	—	1,278,450	849,971	12,868,370
	2010	740,000	83,152	749,962	1,773,080	997,823	459,635	4,803,652

Jeffrey Kaczka(7) Executive Vice President and Chief Financial Officer	2012	420,323	100,000	199,937	349,990	250,700	102,605	1,423,555
	2011	152,308	100,000	299,973	—	—	107,063	659,344

Thomas Cox Executive Vice President, Sales	2012	352,412	—	259,958	472,814	250,700	13,478	1,349,362
	2011	329,331	—	259,951	472,809	298,350	13,350	1,373,791
	2010	321,622	19,406	259,985	472,821	232,875	16,116	1,322,825

Erik Gershwind President and Chief Operating Officer	2012	440,988	—	259,958	472,814	430,400	19,758	1,623,918
	2011	311,841	—	259,951	472,809	384,375	17,346	1,446,322
	2010	289,428	25,000	140,991	236,411	300,000	2,341	994,171

(1)	The amounts shown in this column reflect the executive’s actual base salary, including amounts deferred under our 401(k) plan. Due to the timing of the fiscal period end, salaries for fiscal year 2012 reflect a 53-week fiscal year, which included 27 bi-weekly payroll periods (compared to 52 weeks in each of fiscal years 2010 and 2011).
(2)	The amount in this column for Mr. Kaczka reflects $100,000 of his $200,000 cash signing bonus as part of Mr. Kaczka’s employment package in connection with his April 2011 appointment as our Executive Vice President and Chief Financial Officer that was paid in November 2011. The amounts in this column for Messrs. Sandler, Cox and Gershwind reflect bonuses paid on October 19, 2010 for fiscal year 2010 performance in addition to the payouts made under the company’s 2010 annual incentive bonus plan.
(3)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2012, 2011 and 2010, calculated in accordance with FASB ASC Topic 718. This valuation method values restricted stock granted during the indicated year, based on the fair market value of our common stock (the closing price as reported on the New York Stock Exchange) on the date of grant. The full grant-date fair value of restricted stock granted in the first quarter of fiscal year 2013 (with respect to fiscal year 2012 performance) is reflected in the Equity Awards Granted in the First Quarter of Fiscal Year 2013 table on page 44 of this proxy statement.
(4)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2012, 2011 and 2010, calculated in accordance with FASB ASC Topic 718. The full grant-date fair value of stock options granted in the first quarter of fiscal year 2013 (with respect to fiscal year 2012 performance) is reflected in the Equity Awards Granted in the First Quarter of Fiscal Year 2013 table on page 44 of this proxy statement. For information regarding assumptions made in calculating the amounts reflected in this column for grants made in fiscal years 2012, 2011 and 2010, please refer to Note 11 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended September 1, 2012.
(5)	The amounts in this column reflect amounts earned pursuant to our annual cash incentive awards program for our named executive officers. For more information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2012 Executive Compensation — Annual Incentive Bonus Program” beginning on page 32 of this proxy statement.
(6)	See the “Fiscal Year 2012 All Other Compensation” table below for a breakdown of the compensation included in the “All Other Compensation” column for fiscal year 2012.
(7)	Mr. Kaczka was appointed as our Executive Vice President and Chief Financial Officer, effective April 8, 2011.

Fiscal Year 2012 All Other Compensation

Name	Housing and Travel ($)(1)	Personal Use of Company Aircraft ($)(2)	Administrative Assistant ($)(3)	Auto Allowance ($)	401(k) Match ($)	Group Term Life Insurance ($)	Dividend Equivalent Units ($)(4)	Relocation Expenses ($)(5)	Tax Gross-Ups ($)(6)	Total ($)
Mitchell Jacobson	—	—	161,832	—	3,437	1,234	—	—	134,672	301,175
David Sandler(7)	49,228	375,155	—	16,551	6,750	695	190,259	—	49,765	688,403
Jeffrey Kaczka	—	—	—	5,985	6,775	430	—	57,029	32,386	102,605
Thomas Cox	—	—	—	5,354	7,694	430	—	—	—	13,478
Erik Gershwind	—	—	—	12,462	7,109	187	—	—	—	19,758

(1)	The amount in this column for Mr. Sandler includes a housing allowance of $43,228 for an apartment for Mr. Sandler’s use and a travel allowance of $6,000.
(2)	The amount in this column for Mr. Sandler represents personal use for commutation trips of an aircraft in which we have an interest, reflecting the company’s total incremental cost of such use. We use a methodology to determine incremental costs based on aircraft fuel, landing and parking services, crew travel expenses and other expenses.
(3)	In fiscal year 2012, we provided Mr. Jacobson with access to an employee of the company to serve as his personal administrative assistant. The amount in this column for Mr. Jacobson reflects our payroll and fringe benefit cost for this assistant.
(4)	The amount in this column for Mr. Sandler reflects dividend equivalent units on restricted stock units held by Mr. Sandler.
(5)	The amount in this column for Mr. Kaczka reflects reimbursement for certain relocation expenses incurred by him, including moving costs, home closing costs and travel expenses.
(6)	The amount in this column for Mr. Jacobson reflects tax gross-up payments made to reimburse Mr. Jacobson for the income taxes paid in respect of the compensation attributed to him for the use of the personal administrative assistant. The amount in this column for Mr. Sandler reflects tax gross-ups made to reimburse Mr. Sandler for income taxes paid in fiscal year 2011 in respect of the compensation attributed to him for personal use of the aircraft of $8,798, and travel reimbursement and use of his Melville, New York apartment of $40,967. The amount in this column for Mr. Kaczka reflects tax gross-ups made to reimburse Mr. Kaczka for income taxes paid in respect of the compensation attributed to him for reimbursement for certain relocation expenses incurred by him.
(7)	Effective January 1, 2013, Mr. Sandler will serve as Executive Vice Chairman of the company and will not be eligible for personal use of the company aircraft or receive the automobile, housing and travel allowance he has historically received, or continue to receive tax gross-ups.

Fiscal Year 2012 Grants of Plan-Based Awards

The following table shows the stock option, restricted stock and restricted stock unit awards granted to our named executive officers in fiscal year 2012 (with respect to fiscal year 2011 performance) and the estimated possible payouts under the cash incentive awards granted to our named executive officers in respect of fiscal year 2012 performance. In fiscal year 2012, Mr. Jacobson did not receive any grants of plan-based awards and Mr. Sandler did not receive any equity awards.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Option (#)(3)	Exercise or Base of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
David Sandler	—	230,902	923,607	1,385,411	—	—	—	—
Jeffrey Kaczka	—	50,968	203,872	305,808	—	—	—	—
	10/21/2011	—	—	—	2,998	—	—	199,397
	10/21/2011	—	—	—	—	19,807	66.69	349,990
Thomas Cox	—	50,968	203,872	305,808	—	—	—	—
	10/21/2011	—	—	—	3,898	—	—	259,958
	10/21/2011	—	—	—	—	26,758	66.69	472,814
Erik Gershwind	—	87,500	350,000	525,000	—	—	—	—
	10/21/2011	—	—	—	3,898	—	—	259,958
	10/21/2011	—	—	—	—	26,758	66.69	472,814

(1)	These columns reflect the potential threshold, target and maximum annual cash incentive compensation payable to such named executive officer in respect of fiscal year 2012. Amounts actually earned in fiscal year 2012 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2012 Executive Compensation — Annual Incentive Bonus Program” beginning on page 32 of this proxy statement. Annual bonus awards for the named executive officers (other than Mr. Jacobson, who did not participate in the 2012 annual incentive bonus program) were made under our shareholder-approved 2005 Omnibus Incentive Plan in order to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986. Awards under the plan were made at levels of 1% of EBIT for our Chief Executive Officer and 0.6% of EBIT for other executive officers, subject to our Compensation Committee’s exercise of discretion to reduce the actual payouts. Consistent with our Compensation Committee’s policy, our Compensation Committee exercised its discretion to reduce the payouts under the awards so that actual payouts were equal to the payouts determined under our 2012 annual incentive bonus program.
(2)	The amounts in this column reflect restricted stock awards granted in fiscal year 2012 (with respect to fiscal year 2011 performance) pursuant to our 2005 Omnibus Incentive Plan. These restricted stock awards vest 50% on the third anniversary of the grant date, and 25% on each of the succeeding two anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). These restricted stock awards have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2012 Executive Compensation — Long-Term Stock-based Compensation” beginning on page 34 of this proxy statement. For the restricted stock awards granted to our named executive officers with respect to fiscal year 2012 performance (although made in fiscal year 2013), see the Equity Awards Granted in the First Quarter of Fiscal Year 2013 table below.
(3)	This column reflects stock option awards granted in fiscal year 2012 (with respect to fiscal year 2011 performance) pursuant to our 2005 Omnibus Incentive Plan. The stock options granted to our named executive officers in fiscal year 2012 have a seven-year term and fully vest over four years, with 25% of the stock options vesting on each of the first four anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The stock options granted to our named executive officers have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2012 Executive Compensation — Long-Term Stock-based Compensation” beginning on page 34 of this proxy statement. For the stock options granted to our named executive officers with respect to fiscal year 2012 performance (although made in fiscal year 2013) see the Equity Awards Granted in the First Quarter of Fiscal Year 2013 table below.
(4)	Awards were issued with an exercise price equal to the fair market value on the grant date, which we determined based on the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on the date of the grant.
(5)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts represent the full grant date fair value of awards as calculated in accordance with FASB ASC Topic 718. The grant date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. For restricted stock or restricted stock unit awards, fair value is the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on the date of the grant. The closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on October 21, 2011 was $66.69. The fair values shown for stock options are accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, please refer to Note 11 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended September 1, 2012.

Dividends declared from time to time on our outstanding shares of Class A common stock are paid on our restricted stock awards, including the portion on which the restrictions have not lapsed, since the shares are outstanding. The quarterly dividend rate for each quarter of fiscal year 2012 was $0.25 per share.

Equity Awards Granted in the First Quarter of Fiscal Year 2013

On October 24, 2012, we granted stock options and restricted stock to all of our named executive officers, other than Messrs. Jacobson and Sandler, with respect to fiscal year 2012 performance. These awards, which are not listed in the above tables, are as follows:

Name	Number of Stock Options Granted (#)(1)	Value of Stock Options Granted ($)(2)	Number of Restricted Shares Granted (#)(3)	Value of Restricted Shares Granted ($)(4)
Jeffrey Kaczka	22,860	$349,987	2,879	$199,975
Thomas Cox	30,883	$472,819	3,743	$259,989
Erik Gershwind	31,352	$479,999	3,887	$269,991

(1)	This column reflects stock option awards granted in the first quarter of fiscal year 2013 (with respect to fiscal year 2012 performance) pursuant to our 2005 Omnibus Incentive Plan. The stock options granted to our named executive officers in fiscal year 2013 have a seven-year term and fully vest over four years, with 25% of the stock options vesting on each of the first four anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The stock options granted to our named executive officers have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2012 Executive Compensation — Long-Term Stock-based Compensation” of this proxy statement.
(2)	The stock options granted were valued at $15.31 per share in accordance with FASB ASC Topic 718.
(3)	These amounts represent restricted stock awards granted in the first quarter of fiscal year 2013 (with respect to fiscal year 2012 performance) pursuant to our 2005 Omnibus Incentive Plan. These awards vest 50% on the third anniversary of the grant date, and 25% on each of the succeeding two anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The restricted stock granted to our named executive officers has no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2012 Executive Compensation — Long-Term Stock-based Compensation” of this proxy statement.
(4)	These values are based upon the grant date fair value of $69.46 per share, which was the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on that date, in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2012 Fiscal Year-End Table

The following table shows the amount of outstanding stock option, restricted stock and restricted stock unit awards previously granted and held by the named executive officers as of September 1, 2012. Mr. Jacobson did not hold any outstanding stock option, restricted stock or restricted stock unit awards as of September 1, 2012.

The market value of the stock awards is based on the closing price of a share of our Class A common stock as of August 31, 2012, the last business day of our 2012 fiscal year, which was $69.30.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
David Sandler	—	37,500	(1)	38.07	10/15/2015	—		—
	—	70,980	(2)	44.17	10/12/2016	—		—
	—	—		—	—	3,158	(4)	218,849
	—	—		—	—	7,998	(5)	554,261
	—	—		—	—	16,979	(6)	1,176,645
	—	—		—	—	191,938	(7)	13,301,303
Jeffrey Kaczka	—	19,807	(3)	66.69	10/20/2018	—		—
	—	—		—	—	4,496	(8)	311,573
	—	—		—	—	2,998	(11)	207,761
Thomas Cox	—	10,000	(1)	38.07	10/15/2015	—		—
	18,928	18,928	(2)	44.17	10/12/2016	—		—
	8,185	24,558	(10)	54.52	10/18/2017	—		—
	—	26,758	(3)	66.69	10/20/2018	—		—
	—	—		—	—	1,349	(4)	93,486
	—	—		—	—	3,415	(5)	236,660
	—	—		—	—	5,886	(6)	407,900
	—	—		—	—	4,768	(9)	330,422
	—	—		—	—	3,898	(11)	270,131
Erik Gershwind	8,500	—		23.41	10/19/2013	—		—
	20,000	—		42.78	10/15/2013	—		—
	18,000	—		48.21	10/17/2014	—		—
	13,500	4,500	(1)	38.07	10/15/2015	—		—
	9,464	9,464	(2)	44.17	10/12/2016	—		—
	8,185	24,558	(10)	54.52	10/18/2017	—		—
	—	26,758	(3)	66.69	10/20/2018	—		—
	—	—		—	—	649	(4)	44,976
	—	—		—	—	1,642	(5)	113,791
	—	—		—	—	3,192	(6)	221,206
	—	—		—	—	4,768	(9)	330,422
	—	—		—	—	3,898	(11)	270,131

(1)	These stock options became exercisable on October 16, 2012.
(2)	One-half of these stock options became exercisable on October 13, 2012. The remaining one-half of these stock options will become exercisable on October 13, 2013.

(3)	One-quarter of these stock options became exercisable on October 21, 2012. An additional one-quarter of these stock options will become exercisable on each of October 21, 2013, October 21, 2014 and October 21, 2015.
(4)	The restrictions on these shares lapsed on October 18, 2012.
(5)	The restrictions on one-half of these shares lapsed on October 16, 2012. The restrictions on the remaining one-half of these shares will lapse on October 16, 2013.
(6)	The restrictions on one-half of these shares lapsed on October 13, 2012. The restrictions on an additional one-quarter of these shares will lapse on each of October 13, 2013 and October 13, 2014.
(7)	This amount reflects 183,418 restricted stock units granted to Mr. Sandler and 8,520 dividend equivalent units accrued on the restricted stock units. In addition to a performance condition which has been satisfied, vesting of the RSU award is conditioned on Mr. Sandler continuing to provide services to our company, with (i) two-thirds of the award vesting if Mr. Sandler continues to serve as our CEO through December 31, 2012 and serving as Vice Chairman of our Board for an additional period of two years; and (ii) the remaining one-third of the award vesting if Mr. Sandler continues to serve as Vice Chairman for an additional period of two years.
(8)	The restrictions on one-half of these shares will lapse on March 29, 2014. The restrictions on an additional one-quarter of these shares will lapse on each of March 29, 2015 and March 29, 2016.
(9)	The restrictions on one-half of these shares will lapse on October 19, 2013. The restrictions on an additional one-quarter of these shares will lapse on each of October 19, 2014 and October 19, 2015.
(10)	One-third of these stock options became exercisable on October 19, 2012. An additional one-third of these stock options will become exercisable on each of October 19, 2013 and October 19, 2014.
(11)	The restrictions on one-half of these shares will lapse on October 21, 2014. The restrictions on an additional one-quarter of these shares will lapse on each of October 21, 2015 and October 21, 2016.

Fiscal Year 2012 Option Exercises and Stock Vested

The following table shows (i) the number of shares of our Class A common stock acquired upon the exercise of stock options by the named executive officers in fiscal year 2012, (ii) the number of shares of restricted stock held by the named executive officers which vested in fiscal year 2012, and (iii) the value realized upon the exercise of such stock options and the vesting of such shares, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mitchell Jacobson	—	—	—	—
David Sandler	122,990	3,654,127	14,575	944,504
Jeffrey Kaczka	—	—	—	—
Thomas Cox	40,000	1,191,055	6,223	403,269
Erik Gershwind	13,500	480,735	2,991	193,826

(1)	The amounts in this column reflect the aggregate dollar amount realized upon exercise of the options determined by the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2)	The amounts in this column reflect the aggregate dollar amount realized upon the vesting of stock determined by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

Our named executive officers do not receive any compensation in the form of pension benefits or nonqualified deferred compensation.

Potential Payments Upon Termination or Change in Control

Change in Control Agreements

Except for Mr. Jacobson, each of our current named executive officers has a written agreement that provides for payment to that named executive upon a qualifying termination following a change in control of the company. The terms of these agreements are outlined below. In addition to these agreements, each of our current named executive officers, other than Messrs. Jacobson, executed a confidentiality, non-solicitation and non-competition agreement under which each of them agreed not to use or disclose any confidential information relating to the company during his employment and after termination. Each of them also agreed not to compete with the company or to solicit any employees of the company during his employment and for two years following termination of his employment. All payments under the change in control arrangements are contingent on them complying with the foregoing obligations.

Under the terms of these agreements, “cause” is generally defined to include (i) the commission by the named executive officer of a felony or a crime of moral turpitude, (ii) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or confidential information or other breaches of fiduciary duties owed to the company and (iii) reporting to work or working under the influence of an intoxicant or a controlled substance which renders the executive incapable of performing his duties to the satisfaction of the company.

In addition, a change in control of the company will generally be deemed to have occurred under these agreements if (i) any person or group of persons other than Mr. Jacobson, Ms. Gershwind, a member of the Jacobson or Gershwind families or any related trust or affiliate acquires ownership of more than 50% of the combined equity or voting power of the company; (ii) a majority of the members of our Board are replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of our Board prior to such appointment or election; or (iii) there is a change in the ownership of a substantial portion of the company’s assets, excluding certain transfers to shareholders and affiliates.

David Sandler

David Sandler and the company are parties to a change in control agreement, which was amended and restated on October 19, 2010. Mr. Sandler’s change in control agreement will terminate on the succession date provided under Mr. Sandler’s RSU Award, which will be December 31, 2012.

The agreement provides that if within two years after the occurrence of a change in control, (a) we terminate Mr. Sandler’s employment other than for cause or (b) Mr. Sandler resigns following a material reduction in his duties or reporting responsibilities, annual base salary, status or working conditions, then we shall pay Mr. Sandler a lump sum payment equal to (i) three times his annual base salary in effect immediately before such termination or change in circumstances, plus (ii) three times the largest annual cash incentive award paid to or accrued for Mr. Sandler during the three years preceding the termination. As a condition to receiving this severance payment, Mr. Sandler would be required to execute a general release in favor of the company.

In addition, under Mr. Sandler’s RSU Award, in the event of a change in control of the company, the award will settle in cash and vest upon the earlier of the satisfaction of the service conditions or the termination of Mr. Sandler without cause or the termination by Mr. Sandler of his employment due to a change in the circumstances of employment (as such terms are defined in Mr. Sandler’s amended change in control agreement).

Jeffrey Kaczka, Erik Gershwind and Thomas Cox

Each of Messrs. Kaczka, Gershwind and Cox has a change of control agreement with the company. The initial term of Mr. Kaczka’s agreement, which was entered into on November 11, 2011, will expire in November 2014. The initial term of each of Messrs. Gershwind’s and Cox’s agreement expired in December 2008 and was most recently renewed for an additional three-year term that expires in December 2014. The term of each of Messrs. Kaczka’s, Gershwind’s and Cox’s agreement automatically renews for successive three-year terms unless terminated by us, in our sole discretion, upon notification to the executive at least 18 months prior to the end of the then current term.

Each agreement provides that if within two years after the occurrence of a change in control of the company (as defined in the respective agreements), (a) we terminate the executive’s employment other than for cause or (b) the executive terminates his employment following a material reduction in his duties or reporting responsibilities, annual base salary, status or working conditions, then we shall pay the executive a payment equal to (i) two times the executive’s annual base salary in effect immediately before such termination or material reduction, plus (ii) two times the executive’s targeted annual cash incentive bonus in effect immediately prior to the termination or change in circumstances, plus (iii) the pro rata portion of the executive’s targeted annual cash incentive bonus in effect immediately prior to the termination or change in circumstances. As a condition to receiving his severance payment, the executive would be required to execute a general release in favor of the company.

In addition, if the executive’s employment is terminated after the occurrence of a change in control as described above, we shall provide the executive with outplacement services for up to six months and healthcare coverage, if elected by the executive, for up to 18 months. The executive shall continue to receive, at our expense, the automobile allowance provided under his change of control agreement for the lesser of two years or the remainder of the automobile lease in effect following the termination of his employment.

On December 22, 2011, we amended the change in control agreements for each of Messrs. Kaczka, Gershwind and Cox to eliminate the tax indemnity and tax gross-up provision of the change in control agreements relating to payments being classified as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986. Instead, the amount of severance benefits for these executives would be subject to reduction to the extent that the after-tax payments would be increased.

Equity Award Plans

The number of outstanding equity awards held by each named executive officer under our 2005 Omnibus Incentive Plan and 2001 Stock Option Plan as of September 1, 2012 is listed above in the Outstanding Equity Awards at 2012 Fiscal Year-End table. All unvested equity awards at the end of fiscal year 2012 were granted to the named executive officers under our 2005 Omnibus Incentive Plan, which provides certain benefits to plan participants in the event of the termination of such participant’s employment or a change in control of the company. The terms of these benefits are described below. No unvested awards are outstanding under our 2001 Stock Option Plan.

In connection with their long-term incentive awards, the named executive officers are required to sign an agreement containing confidentiality and non-competition provisions designed to protect the company’s confidential and proprietary information and to preserve the company’s competitive advantages.

2005 Omnibus Incentive Plan

Our 2005 Omnibus Incentive Plan is a “double trigger” plan, meaning that unvested stock options and unvested restricted stock awards vest if there is a change in control of the company only if such options or awards are not continued, assumed or replaced by the successor or survivor corporation. A change in control of the company will be deemed to have occurred for purposes of the 2005 Omnibus Incentive Plan in the same circumstances as described above under the section entitled “Employment and Change in Control Agreements.”

Pursuant to our 2005 Omnibus Incentive Plan, in the event that the employment of a named executive officer is terminated by reason of death, disability or retirement, all unvested stock options held by the named executive officer become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, and the restrictions on outstanding restricted stock shall lapse and the shares shall become fully vested. An associate will be deemed to have retired if his or her employment is terminated without cause, death or disability, on or after age 65, provided the associate has a total of five years of service with the company.

Potential Payments Upon Termination or Change in Control Table
as of August 31, 2012

The following table sets forth the estimated amounts that would be payable to each of our named executive officers (other than Mr. Jacobson) upon the termination of his employment under certain circumstances or upon a change in control, assuming that the termination of employment or change in control had occurred on August 31, 2012, the last business day of our 2012 fiscal year, and that the price per share of our common stock on that date was $69.30. The actual amounts payable can only be calculated at the time of the event. Mr. Jacobson would not have been eligible for any benefits or other compensation upon the termination of his employment or upon a change in control. None of the named executive officers would have been eligible for retirement under the terms of our equity grant agreements as of August 31, 2012.

Name and Benefits	Change In Control ($)(1)	Change in Control and Termination ($)(2)(3)	Death, Disability or Retirement ($)(4)
David Sandler
Severance(5)	—	6,250,350	—
Accelerated Vesting of Stock Options	3,146,862	3,146,862	2,954,852
Accelerated Vesting of Restricted Stock	1,999,555	1,999,555	1,949,755
Accelerated Vesting of Restricted Stock Unit Award	—	13,641,033	13,301,303
Total	5,146,417	24,992,800	18,205,910
Jeffrey Kaczka
Severance	—	1,231,744	—
Auto Allowance	—	26,025	—
Outplacement Services	—	30,000	—
Medical Benefits	—	28,960	—
Accelerated Vesting of Stock Options	86,755	86,755	51,696
Accelerated Vesting of Restricted Stock	532,599	532,599	519,334
Total	619,354	1,936,083	571,030
Thomas Cox
Severance	—	1,098,232	—
Auto Allowance	—	21,192	—
Outplacement Services	—	30,000	—
Medical Benefits	—	28,960	—
Accelerated Vesting of Stock Options	1,362,798	1,362,798	1,220,766
Accelerated Vesting of Restricted Stock	1,372,788	1,372,788	1,338,599
Total	2,735,586	3,913,970	2,559,365
Erik Gershwind
Severance	—	1,600,000	—
Auto Allowance	—	24,923	—
Outplacement Services	—	30,000	—
Medical Benefits	—	35,668	—
Accelerated Vesting of Stock Options	926,717	926,717	811,170
Accelerated Vesting of Restricted Stock	1,005,569	1,005,569	980,526
Total	1,932,286	3,622,877	1,791,696

(1)	The estimated values of the accelerated stock options and restricted stock listed in this column for each of the named executive officers, in accordance with the terms of our 2005 Omnibus Incentive Plan, are based on the highest reported sales price of a share of our Class A common stock during the 60 days prior to, and including, August 31, 2012, which was $71.07, as quoted on the New York Stock Exchange on August 20, 2012. Unvested stock options and unvested restricted stock awards will vest if there is a change in control of the company only if such options or awards are not continued, assumed or replaced by the successor or survivor corporation.
(2)	Each of the named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each executive agreed not to use or disclose any confidential information relating to the company during the executive’s employment and after termination. Each executive also agreed not to compete with the company or to solicit any employees of the company during his or her employment and for two years following termination of his or her employment. All payments under the change in control arrangements are contingent on the executives complying with the foregoing obligations and executing a general release in favor of the company.
(3)	The severance amounts in this column reflect estimated amounts payable upon the occurrence of (i) a change of control of the company and (ii) the termination of employment of the named executive officers within a certain period following such change in control, (a) by the company, without cause or (b) by the officer, following a change of such officer’s circumstances of employment at the company. The estimated severance amount listed in this column for each of the named executive officers was calculated using the named executive officer’s base salary that was in effect as of August 31, 2012. The estimated values of the accelerated stock options and restricted stock listed in this column for each of the named executive officers, in accordance with the terms of our 2005 Omnibus Incentive Plan are based on the highest reported sales price of a share of our Class A common stock during the 60 days prior to, and including, August 31, 2012, which was $71.07, as reported on the New York Stock Exchange on August 20, 2012. The amount reported for Mr. Sandler’s restricted stock unit award is based on the highest reported sales price of a share of our Class A common stock during the 60 days prior to, and including, August 31, 2012, which was $71.07, as reported on the New York Stock Exchange on August 20, 2012.
(4)	The amounts in this column reflects estimated amounts payable upon the death, disability or retirement of a named executive officer under the terms of our 2005 Omnibus Incentive Plan. None of our named executive officers are currently eligible for retirement under the 2005 Omnibus Incentive Plan. The estimated values of the accelerated stock options and restricted stock listed in this column are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 31, 2012, which was $69.30.
(5)	Mr. Sandler’s change in control agreement will terminate on the succession date provided under Mr. Sandler’s RSU Award, which will be December 31, 2012. As a result, effective January 1, 2013, Mr. Sandler would no longer be entitled to receive severance payments following a change in control of the company and a qualifying termination.

Indemnification Agreements

We have entered into indemnification agreements with certain of our officers who serve as members of the Administrative Committee of our 401(k) plan. These indemnification agreements provide such officers with indemnification to the maximum extent permitted by law in connection with any actions or omissions such officers take or fail to take in their capacity as members of the Administrative Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL NO. 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail in the section entitled “Compensation Discussion and Analysis,” our key compensation goals are to recruit, retain and motivate highly talented executives, align our executives’ interests with those of our shareholders and provide performance-based compensation that appropriately rewards our executives. Our compensation programs include a number of key features designed to accomplish these objectives.

Our Board urges shareholders to read the section entitled “Compensation Discussion and Analysis,” which describes in detail how our executive compensation practices operate and are designed to achieve our key compensation goals, as well as the Summary Compensation Table and other related compensation tables and narrative discussion appearing under “Executive Compensation,” which provide detailed information about the compensation of our named executive officers. Based on company and individual performance, the Compensation Committee believes that compensation levels for fiscal year 2012 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.

This vote is advisory, which means that this vote on executive compensation is not binding on the company, our Board or our Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, our Compensation Committee will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting is required to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

Accordingly, we ask our shareholders to vote on the following resolution at our 2013 annual meeting of shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As previously disclosed, we plan to hold the say on pay advisory vote on an annual basis. The next shareholder advisory vote on executive compensation will occur at the company’s 2014 annual shareholders’ meeting.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for reviewing and making recommendations with respect to the compensation of our non-employee directors. Our Compensation Committee’s policy is to engage a compensation consultant every year to conduct a full review and benchmarking (using the same comparator group used to benchmark executive compensation) of the non-employee directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent. In fiscal year 2012, our Compensation Committee engaged F.W. Cook as its compensation consultant.

The key objective of our non-employee directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. In addition, our compensation program is designed to align the interests of our Board with the long-term interests of our shareholders. The compensation program is also designed to recognize the time commitment, expertise and potential liability required of active Board membership. We compensate our non-employee directors with a mix of cash and equity-based compensation. Directors who are also employees of the company do not receive any compensation for their service on our Board.

Fiscal 2012 Compensation

For the 2012 fiscal year ended September 1, 2012, we paid each non-employee director the following compensation:

•	a retainer per director for service on our Board of $42,000 per year;
•	a fee for attendance at a Board meeting of $2,000 per meeting;
•	a fee for attendance at a committee meeting of $1,700 per meeting;
•	an additional retainer for the chairman of the Audit Committee of $12,500 per year (representing a rate of $10,000 per year for the first two quarters of fiscal year 2012 and a rate of $15,000 per year for the last two quarters of fiscal year 2012);
•	an additional retainer for the chairman of the Compensation Committee of $8,375 per year (representing a rate of $8,000 per year for the first two quarters of fiscal year 2012 and a rate of $8,750 per year for the last two quarters of fiscal year 2012);
•	an additional retainer for the chairman of the Nominating and Corporate Governance Committee of $6,250 per year (representing a rate of $5,000 per year for the first two quarters of fiscal year 2012 and a rate of $7,500 per year for the last two quarters of fiscal year 2012); and
•	an annual grant of restricted shares of our Class A common stock consisting of such number of shares having an aggregate fair market value of $115,000 on the date of grant to each director upon his or her election or reelection to our Board; 50% of these shares vest on the first anniversary of the date of grant and 50% vest on the second anniversary of the date of grant.

Pursuant to our 2005 Omnibus Incentive Plan, in the event that a director ceases to provide services to the company by virtue of his or her death, disability or retirement (which means cessation of services with approval of the Board), all unvested stock options held by the director become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, and the restrictions on outstanding restricted stock shall lapse and the shares shall become fully vested. In addition, in the event of a change in control of the company, the vesting of all outstanding and unvested stock options held by each director will accelerate and become immediately exercisable, the restrictions applicable to all outstanding shares of restricted stock held by the director will lapse, and all shares of restricted stock shall become fully vested and transferable. However, the vesting of such awards will not accelerate if the agreement that effects the change in control provides for the assumption or substitution of such awards, the continuation of the awards (if the company is the surviving company), or a specified cash payment in exchange for such awards. A change in control of the company for purposes of the 2005 Omnibus Incentive Plan is described above under the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Employment and Change in Control Agreements.”

Director compensation is paid quarterly in arrears. The cash compensation of directors who serve less than a full quarter is pro-rated for the number of days actually served. Directors who are appointed between annual shareholder meetings receive a pro-rated equity award upon appointment to our Board. In addition, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending in-person board or committee meetings and for fees incurred in attending continuing education courses for directors that are approved in advance by the company.

Changes to Compensation in Fiscal 2012

In October 2011, based on an analysis of the compensation paid to our non-employee directors in respect of fiscal year 2011 for their services as directors and in consultation with F.W. Cook, our Compensation Committee recommended, and our Board approved, the following changes to non-employee director compensation, effective immediately following our 2012 annual meeting of shareholders:

•	increasing the additional retainer for the chairman of the Audit Committee to $15,000 per year;
•	increasing the additional retainer for the chairman of the Compensation Committee to $8,750;
•	increasing the additional retainer for the chairman of the Nominating and Corporate Governance Committee to $7,500 per year; and
•	increasing the annual grant of restricted shares of our Class A common stock to such number of shares having an aggregate fair market value of $115,000 on the date of grant to each director upon his or her election or reelection to our Board.

Non-Employee Director Summary Compensation in Fiscal Year 2012

The following table presents the compensation paid to our non-employee directors in respect of fiscal year 2012 for their services as directors. Messrs. Gershwind, Jacobson and Sandler, who are also employees of the company, did not receive compensation for their services as directors of the company in fiscal year 2012. On January 1, 2013, Mr. Jacobson will cease to be an executive officer and will begin receiving compensation as a non-employee director.

Name of Director	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Jonathan Byrnes(4)	80,900	114,948	195,848
Roger Fradin(4)	80,900	114,948	195,848
Louise Goeser(4)	82,775	114,948	197,723
Denis Kelly(4)	93,650	114,948	208,598
Philip Peller(4)	93,400	114,948	208,348

(1)	Reflects annual cash board and committee retainers, committee meeting fees and board meeting fees earned by our non-employee directors for services provided during fiscal year 2012.
(2)	The amounts in this column do not reflect compensation actually received by our non-employee directors nor do they reflect the actual value that will be recognized by the non-employee directors. Instead, the amounts reflect the grant date fair value of restricted share awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of restricted share awards was calculated using the closing market price of our Class A common stock as reported on the New York Stock Exchange on the date of grant.
(3)	Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller each received a grant of 1,562 restricted shares on January 12, 2012 following our 2012 annual meeting of shareholders. The restricted share awards are subject to restrictions on transfer that terminate as follows: one-half of such shares may be sold on or after the first anniversary of the date of grant and the remaining shares may be sold on or after the second anniversary of the date of grant.
(4)	The table below shows the aggregate number of vested stock options and unvested restricted stock awards held by our non-employee directors as of September 1, 2012.

Name of Director	Stock Options (in number of shares)	Stock Awards (in number of shares)
Jonathan Byrnes	—	2,226
Roger Fradin	—	2,226
Louise Goeser	—	2,226
Denis Kelly	20,000	2,226
Philip Peller	10,526	2,226

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Written Related Person Transactions Policy

We have adopted a written related person transactions policy detailing the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the company and our shareholders. The Nominating and Corporate Governance Committee must review and approve any related person transaction proposed to be entered into and if appropriate, ratify any such transaction previously commenced and ongoing. The Nominating and Corporate Governance Committee may delegate its authority under the policy to the Chairman of the Nominating and Corporate Governance Committee, who may act alone. The Chairman will report to the Nominating and Corporate Governance Committee at the next meeting any approval made pursuant to such delegated authority. Based on its consideration of all of the relevant facts and circumstances, the Nominating and Corporate Governance Committee will decide whether or not to approve any related person transaction.

Under our related person transactions policy, any relationship, arrangement or transaction between the company and (a) any director, executive officer or any immediate family member of either a director or an executive officer, (b) any beneficial owner of more than 5% of our Class A common stock or (c) any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest, is deemed a related person transaction, subject to certain exceptions, including (i) transactions available to all associates generally, (ii) transactions involving less than $25,000 in any 12-month period when aggregated with all similar transactions during such period, (iii) transactions involving executive compensation approved by our Compensation Committee or director compensation approved by our Board and (iv) certain charitable contributions.

Related Person Transactions

Other than compensation agreements and other arrangements, including those described under the sections entitled “Executive Compensation” beginning on page 41 of this proxy statement and “Director Compensation” beginning on page 52 of this proxy statement, and the arrangements described below, since the beginning of fiscal year 2012, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

•	in which the amount involved exceeded or will exceed $120,000; and
•	in which any director, nominee, executive officer, holder of more than 5% of our Class A common stock or our Class B common stock or any member of their immediate family had or will have a direct or indirect material interest.

Relocation to Davidson, North Carolina

On June 20, 2012, we announced plans to co-locate our corporate headquarters in Davidson, North Carolina, in addition to our current location in Melville, New York. In connection with the planned co-location, we have implemented a relocation program for associates who will be moving to the new Davidson, North Carolina facility from our current headquarters in New York. The relocation program will be available to all associates, including executives, who relocate to the new facility. The majority of the associates relocating under the program are expected to do so in fiscal years 2013 and 2014. The program will be administered by RELO Direct, Inc., or RDI.

The relocation program has numerous features but principally offers an associate the opportunity to sell his or her home to RDI, as agent for the company, based on an arm’s-length appraisal process, or, in certain circumstances, the price offered by a bona fide third party buyer. If an associate is not able to obtain a bona fide offer from a third party within 90 days after his or her home is listed by a qualified broker, RDI will make a guaranteed offer to the associate based on the average of two appraisals performed by independent, qualified relocation appraisers recommended by RDI (or based on the average of the closest two of three appraisals, in the event the variance between the first two appraisals is greater than 5%). If the associate obtains a bona fide third party offer at any time during the offer period, RDI will amend its guaranteed offer to match the third party’s offer, subject to certain adjustments. Once RDI resells the relocating associate’s home, we are charged by RDI for its net expenses, including any gain or loss on the sale to a third party, carrying costs and other related expenses.

If an associate sells his or her home for less than the original purchase price, then the company will reimburse the associate 60% on the first $25,000 of loss (up to a maximum of $15,000). The company will also provide allowances to associates for relocation costs, incidental expenses and marketing expenses and will reimburse an associate for travel and moving expenses, real estate commissions on the sale (up to 6%), and closing costs on the sale as well as on the purchase of a home in the new location.

Real Estate Affiliate Transaction

We are affiliated with a real estate entity that leases a distribution center located in Atlanta, Georgia to Sid Tool, our operating subsidiary. The real estate entity is owned and controlled by our principal shareholders, Mitchell Jacobson, our Chairman, and one of his family related trusts, and by his sister, Marjorie Gershwind Fiverson. In addition, Mr. Gershwind, our President and Chief Operating Officer, is an officer and director of the real estate entity. The original square footage of the distribution center was approximately 529,000 square feet. The terms of the lease agreement were independently determined to be at fair market value at the time we entered into the lease. On April 1, 2008, we and the landlord entered into an amendment to the lease, which provided for a 172,000 square foot expansion of this facility and an extension of the lease term until 2030. Based on local market terms and data compiled by an independent real estate consultant, we believe the lease amendment to be on arm’s length terms. The total rent paid by Sid Tool under the foregoing lease agreement was $2,257,958 in fiscal year 2012. The aggregate rent to be paid by Sid Tool under the remaining lease term is approximately $43,651,039, including $2,293,099 to be paid in fiscal year 2013.

The arrangement described above, along with any changes thereto, is approved by the Nominating and Corporate Governance Committee of our Board on an annual basis. We believe that the terms of the arrangement described above were at least as favorable to the company as could have been obtained from unaffiliated third parties at the time the arrangement was entered into.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth in the following tables is furnished as of October 31, 2012, except as otherwise noted, regarding the beneficial ownership of our Class A common stock and our Class B common stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock;
•	our Chief Executive Officer;
•	our Executive Vice President and Chief Financial Officer;
•	each director and nominee for director of the company;
•	each of our three most highly compensated executive officers (other than the Chief Executive Officer and the Executive Vice President and Chief Financial Officer) who were serving as such at the end of the last fiscal year; and
•	all directors, nominees for director and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Shares of Class A common stock subject to options that are exercisable as of October 31, 2012 or are exercisable within 60 days of October 31, 2012 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. In addition, since all of the shares of Class B common stock are convertible at the option of the holder into Class A common stock on a share-for-share basis, the beneficial owner of shares of Class B common stock is deemed to be a beneficial owner of the same number of shares of Class A common stock. In indicating below the amount and nature of a person’s beneficial ownership of Class A common stock and the percentage of the class owned by such person, it has been assumed that such person has converted into Class A common stock all shares of Class B common stock of which such person is a beneficial owner. Furthermore, such shares of Class A common stock are deemed outstanding for the purpose of calculating the percentage ownership of such person, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

In the tables below, percentage ownership is based on 47,375,103 shares of our Class A common stock and 15,510,294 shares of our Class B common stock outstanding as of October 31, 2012. Except as otherwise indicated, the persons listed in the tables below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them.

Security Ownership of Certain Beneficial Owners

	Class A common stock			Class B common stock
Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power(1)
Mitchell Jacobson(2)	9,210,501	(3)	16.3%	9,031,126	(4)	58.2%	44.7%
Marjorie Gershwind Fiverson(5)	2,769,520	(6)	5.5%	2,713,208		17.5%	13.4%
Erik Gershwind(2)	1,885,051	(7)	3.8%	1,571,580		10.1%	7.9%
Stacey Bennett(5)	1,411,950	(8)	2.9%	1,361,580		8.8%	6.7%
Trust under Trust Agreement Dated September 12, 2005(5)	853,180	(9)	1.8%	832,800		5.4%	4.1%
Capital Research Global Investors(10)	3,143,300		6.6%	—		—	1.6%
The Bank of New York Mellon Corporation(11)	2,638,874		5.6%	—		—	1.3%

(1)	Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person. On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock. For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 31, 2012 or are exercisable within 60 days of October 31, 2012 are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B common stock are included on a non-converted basis only.
(2)	This beneficial owner’s address is c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.
(3)	This number includes (a) 29,862 shares of Class A common stock held by a trust in which Mr. Jacobson’s spouse is a co-trustee; and (b) 9,031,126 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 4 below. Mr. Jacobson disclaims beneficial ownership of the 29,862 shares of Class A common stock held by the trust and of 3,581,322 shares of Class B common stock, which are held by various trusts.
(4)	This number includes 1,933,279 shares of Class B common stock, which may be deemed to be beneficially owned indirectly by Mr. Jacobson as settlor of a trust, of which Mr. Jacobson’s spouse is a co-trustee. Mr. Jacobson disclaims beneficial ownership of 3,581,322 of the shares of Class B common stock, which are held by various trusts.
(5)	This beneficial owner’s address is c/o Jacobson Family Investments, Inc., Carnegie Hall Tower, 152 West 57th Street, New York, New York 10019.
(6)	This number includes 2,713,208 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time. Ms. Gershwind Fiverson disclaims beneficial ownership of 325,000 of the shares of Class B common stock, which are held by various trusts.
(7)	This number includes (a) 101,756 shares of Class A common stock issuable upon the exercise by Mr. Gershwind of stock options that are exercisable as of October 31, 2012 or exercisable within 60 days of October 31, 2012; (b) 14,970 unvested restricted shares of Class A common stock over which Mr. Gershwind has voting rights but which are subject to restrictions on transfer; (c) 152,498 shares of Class B common stock, which are held by a trust of which Mr. Gershwind is a co-trustee and which are convertible into shares of our Class A common stock on a share-for-share basis at any time; and (d) 1,419,082 shares of Class B common stock owned directly by Mr. Gershwind, which are convertible into shares of our Class A common stock on a share-for-share basis at any time. Mr. Gershwind disclaims beneficial ownership of 162,500 shares of Class B common stock disclaimed, which are held by various trusts.
(8)	This number includes (a) 152,498 shares of Class B common stock, which are held by a trust of which Ms. Bennett is a co-trustee and (b) 1,209,082 shares of Class B common stock owned directly by Ms. Bennett, in each case which are convertible into shares of our Class A common stock on a share-for-share basis at any time. Ms. Bennett disclaims beneficial ownership of 162,500 shares of Class B common stock, which are held by various trusts.
(9)	This number includes 832,800 shares of Class B common stock owned directly by the Trust under Trust Agreement dated September 12, 2005, which are convertible into shares of our Class A common stock on a share-for-share basis at any time.
(10)	Based on information supplied by Capital Research Global Investors, a division of Capital Research and Management Company, in a Schedule 13G filed with the SEC on February 9, 2012. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071. Capital Research Global Investors is deemed to have sole voting and dispositive power over these shares.
(11)	Based on information supplied by The Bank of New York Mellon Corporation in a Schedule 13G filed with the SEC on January 30, 2012. The address of The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, NY 10286. The Bank of New York Mellon Corporation is deemed to have sole voting power over 2,083,117, sole dispositive power over 2,478,632 and share dispositive power over 1,300 of these shares.

Security Ownership of Management

The address of each individual named below is as follows: c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747. All fractional shares reported in the table below have been rounded to the nearest whole share.

	Class A common stock			Class B common stock
	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power(1)
Mitchell Jacobson	9,210,501	(2)	16.3%	9,031,126	(3)	58.2%	44.7%
Erik Gershwind	1,885,051	(4)	3.8%	1,571,580		10.1%	7.9%
David Sandler	214,227	(5)	*	—		—	*
Thomas Cox	82,337	(6)	*	—		—	*
Roger Fradin	28,838	(7)	*	—		—	*
Denis Kelly	28,626	(8)	*	—		—	*
Philip Peller	18,629	(9)	*	—		—	*
Jeffrey Kaczka	16,001	(10)	*	—		—	*
Louise Goeser	6,838	(11)	*	—		—	*
Jonathan Byrnes	4,624	(12)	*	—		—	*
All directors, nominees for director and executive officers as a group (15 persons)	11,702,796	(13)	20.1%	10,602,706	(14)	68.4%	52.9%

*	Less than 1%
(1)	Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person. On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock. For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 31, 2012 or are exercisable within 60 days of October 31, 2012 are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B common stock are included on a non-converted basis only.
(2)	See footnote No. 3 to the Security Ownership of Certain Beneficial Owners table, located on page 58 of this proxy statement.
(3)	See footnote No. 4 to the Security Ownership of Certain Beneficial Owners table, located on page 58 of this proxy statement.
(4)	See footnote No. 7 to the Security Ownership of Certain Beneficial Owners table, beginning on page 58 of this proxy statement.
(5)	Includes 12,489 unvested restricted shares of Class A common stock over which Mr. Sandler has voting rights but which are subject to restrictions on transfer.
(6)	Includes 61,452 shares of Class A common stock issuable upon the exercise by Mr. Cox of stock options that are exercisable as of October 31, 2012 or exercisable within 60 days of October 31, 2012. Also includes 17,060 unvested restricted shares of Class A common stock over which Mr. Cox has voting rights but which are subject to restrictions on transfer.
(7)	Includes 2,226 unvested restricted shares of Class A common stock over which Mr. Fradin has voting rights but which are subject to restrictions on transfer.
(8)	Includes 15,000 shares of Class A common stock issuable upon the exercise by Mr. Kelly of stock options that are exercisable as of October 31, 2012 or exercisable within 60 days of October 31, 2012. Also includes 2,226 unvested restricted shares of Class A common stock over which Mr. Kelly has voting rights but which are subject to restrictions on transfer.
(9)	Includes 10,526 shares of Class A common stock issuable upon the exercise by Mr. Peller of stock options that are exercisable as of October 31, 2012 or exercisable within 60 days of October 31, 2012. Also includes 2,226 unvested restricted shares of Class A common stock over which Mr. Peller has voting rights but which are subject to restrictions on transfer.
(10)	Includes 4,951 shares of Class A common stock issuable upon the exercise by Mr. Kaczka of stock options that are exercisable as of October 31, 2012 or exercisable within 60 days of October 31, 2012. Also includes 10,373 unvested restricted shares of Class A common stock over which Mr. Kaczka has voting rights but which are subject to restrictions on transfer.
(11)	Includes 2,226 unvested restricted shares of Class A common stock over which Ms. Goeser has voting rights but which are subject to restrictions on transfer.
(12)	Includes 2,226 unvested restricted shares of Class A common stock over which Dr. Byrnes has voting rights but which are subject to restrictions on transfer.
(13)	Includes (a) 324,832 shares of Class A common stock issuable upon the exercise of stock options that are exercisable as of October 31, 2012 or exercisable within 60 days of October 31, 2012 and (b) 113,304 unvested restricted shares of Class A common stock over which the directors and executives have voting rights but which are subject to restrictions on transfer. Also includes 10,602,706 shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson, our Chairman of the Board, or Mr. Erik Gershwind, our President and Chief Operating Officer and a director of the company, which are convertible into shares of our Class A common stock on a share-for-share basis at any time. See also footnotes Nos. 3 and 7 to the Security Ownership of Certain Beneficial Owners table, located on page 58 of this proxy statement. All of the shares of Class A common stock with respect to which our directors, director nominees and named executive officers share voting or investment power are described above.
(14)	Includes shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson or Mr. Gershwind. See also footnote No. 4 to the Security Ownership of Certain Beneficial Owners table, located on page 58 of this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

Information for our equity compensation plans in effect as of September 1, 2012 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Equity compensation plans (excluding Associate Stock Purchase Plan)	1,377,000	$49.79	2,491,000	(1)
Associate Stock Purchase Plan	—	—	213,000
Equity compensation plans not approved by security holders	—	—	—
Total	1,377,000	$49.79	2,704,000

(1)	Represents shares available for future issuance under our 2005 Omnibus Incentive Plan. Such shares may become subject to stock option grants or stock appreciation rights or may be issued directly as stock awards with such terms and conditions, performance requirements, restrictions, forfeiture provisions, contingencies and other limitations as determined by the plan administrator.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Proposals of shareholders submitted under SEC Rule 14a-8 and intended for inclusion in our proxy statement for the annual meeting of shareholders in 2014 must be received by us no later than August 9, 2013. Any such shareholder proposals may be included in our proxy statement for the 2014 annual meeting of shareholders so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules and regulations of the SEC. For shareholder proposals submitted outside the processes of SEC Rule 14a-8 which are not included in our proxy statement and which may properly be presented for consideration at our 2014 annual meeting of shareholders, and in accordance with SEC Rule 14a-4(c), the proxy or proxies designated by us will have discretionary authority to vote on any such matter unless notice of the matter is received by us not later than October 23, 2013. Shareholder proposals should be directed to our Corporate Secretary at MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

OTHER MATTERS

We will provide to each shareholder, without charge and upon written request, a copy of our Annual Report on Form 10-K and any exhibit thereto. Any such written request should be directed to the office of our Chief Financial Officer, c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. If you are a registered shareholder, we urge you to vote promptly by Internet, by telephone or by dating, signing and mailing a printed proxy card. If you are a beneficial shareholder, we urge you to vote promptly by following the instructions provided by your broker, bank, trustee or other nominee.

By Order of the Board of Directors,
Steve Armstrong Senior Vice President, General Counsel and Corporate Secretary
Melville, New York December 7, 2012

MSC Industrial Supply Co.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials and annual reports electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M50798-P30880-Z58980 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MSC INDUSTRIAL DIRECT CO., INC.

The Board of Directors recommends a vote FOR the listed director nominees to serve for one-year terms:

Proposal No. 1: Election of Directors

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01)	Mitchell Jacobson	05)	Erik Gershwind
02)	David Sandler	06)	Louise Goeser
03)	Jonathan Byrnes	07)	Denis Kelly
04)	Roger Fradin	08)	Philip Peller

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
Proposal No. 2: Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2013 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.	☐	☐	☐
Proposal No. 3: Advisory Vote on Executive Compensation To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Authorized Signatures – Date and Sign Below – This section must be completed for your vote to be counted.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your complete title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report With Form 10-K Wrap are available at www.proxyvote.com.

M50799-P30880-Z58980

Proxy - MSC INDUSTRIAL DIRECT CO., INC.

Thursday, January 17, 2013, 9:00 a.m.
Hilton Long Island/Huntington
598 Broad Hollow Road
Melville, NY 11747

ANNUAL MEETING OF SHAREHOLDERS – JANUARY 17, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of John Chironna and Steve Armstrong as the undersigned's proxy, with full power of substitution, to vote all shares of common stock of MSC Industrial Direct Co., Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 2013 annual meeting of shareholders of the Company to be held on Thursday, January 17, 2013 at 9:00 a.m., local time, at the Hilton Long Island/Huntington, 598 Broad Hollow Road, Melville, New York 11747, and at any adjournments or postponements thereof and, without limiting the generality of the power hereby conferred, the Proxies named above and each of them are specifically directed to vote as indicated on the reverse side.

The undersigned, if a participant in the MSC Industrial Direct Co., Inc. 401(k) Plan, directs T. Rowe Price Trust Company, Directed Trustee, to vote all shares of Class A common stock of the Company allocated to his or her account, as specified on the reverse side, at the 2013 annual meeting of shareholders, including any continuation of the meeting caused by any adjournments or postponements of the meeting.

All shares of our common stock registered in your name and/or held for your benefit in the plan described above are shown on this card. The shares represented hereby will be voted in accordance with the directions given by the shareholder. If a properly signed proxy is returned without choices marked, and if not otherwise directed, the shares represented by this proxy registered in your name will be voted "FOR" each of the director nominees listed in Proposal No. 1 and "FOR" Proposals Nos. 2 and 3. Regarding the MSC Industrial Direct Co., Inc. 401(k) Plan, if an unsigned direction card or a properly signed direction card without choices marked is returned, or no direction card is received, the shares represented by those direction cards will not be voted.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournments or postponements of the meeting.

Only shareholders of record at the close of business on November 28, 2012 are entitled to notice of and to vote at the 2013 annual meeting and at any adjournments or postponements thereof.

All shareholders are cordially invited to attend the 2013 annual meeting. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed proxy card as promptly as possible and return it in the postage-paid envelope provided. Any shareholder (other than a participant in the MSC Industrial Direct Co., Inc. 401(k) Plan) attending the meeting may vote in person even if he or she has already returned a proxy.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE